UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )
_______________________

Filed by the Registrant ☑        Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
MAXLINEAR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5966 La Place Court, Suite 100
Carlsbad, California 92008
(760) 692-0711

April 7, 2023
Dear Stockholder:
We are pleased to invite you to attend our 2023 annual meeting of stockholders to be held on Wednesday, May 10, 2023 at 8:30 a.m., Pacific time at our offices located at 5966 La Place Court, Suite 100, Carlsbad, California 92008.
The formal meeting notice and proxy statement are attached.
At this year’s annual meeting, our stockholders will be asked to:
•elect the three nominees for Class II director named in the proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•approve, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022, as set forth in the proxy statement;
•approve, on a non-binding advisory basis, the frequency of future stockholder votes on named executive officer compensation;
•ratify the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•approve an amendment to our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.
Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented, and we hope you will vote as soon as possible. Please vote promptly by mailing a completed proxy card in the enclosed return envelope (which is postage prepaid if mailed in the United States). Please remember to sign and date your card. Please remember to sign and date your card. If you hold shares of our common stock through a broker, bank, or other nominee holder, please follow the voting instructions provided. You may also vote in-person at the annual meeting, by telephone or over the Internet.
Thank you for your ongoing support of MaxLinear. We look forward to your participation in our annual meeting.
Sincerely,
Kishore Seendripu, Ph.D.
Chairman of the Board of Directors and Chief Executive Officer

Our proxy statement for our 2023 annual meeting, the accompanying proxy card and notice, and our 2022 annual report are first being mailed to our stockholders on or about April 7, 2023.

MAXLINEAR, INC.
5966 La Place Court, Suite 100
Carlsbad, California 92008
(760) 692-0711
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:30 a.m., Pacific time, on Wednesday, May 10, 2023
Place	•	MaxLinear’s office, 5966 La Place Court, Suite 100, Carlsbad, California 92008.
Items of Business	•
To elect the three nominees for Class II director named in the proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.

	•	To approve, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022, as set forth in the proxy statement.
	•	To approve, on a non-binding advisory basis, the frequency of future stockholder votes on named executive officer compensation.
	•	To ratify the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
	•	To approve an amendment to our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.
	•	To transact any other business that may properly come before the 2023 annual meeting or any postponement or adjournment thereof.
Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date	You are entitled to vote only if you were a MaxLinear stockholder of record as of the close of business on the record date of March 21, 2023.
Annual Report
Our 2022 annual report is enclosed with these materials as a separate booklet. You may also access our 2022 annual report by visiting www.edocumentview.com/MXL. Our 2022 annual report is not a part of the proxy solicitation materials.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled Questions and Answers About the Proxy Materials and Annual Meeting beginning on page 1 of this proxy statement, or your enclosed proxy card.
IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2023: The notice of annual meeting, proxy statement, and 2022 annual report are available by visiting www.edocumentview.com/MXL.

Business Highlights
Fiscal 2022

Revenue
$1.12B
Increased by $227.9 million, or 26% from 2021 ($892.4 million), including from connectivity, industrial and multi-market and infrastructure products.

	Gross Margins	Non-GAAP Gross Margins*
	58.0%	61.6%
	Up 240 bps from 2021 (55.6%)	Up 110 bps from 2021 (60.5%)

	Operating Margins	Non-GAAP Operating Margins*
	16.1%	33.0%
	Up 880 bps from 2021 (7.3%)	Up 590 bps from 2021 (27.1%)

	Diluted EPS	Non-GAAP Diluted EPS*
	$1.55	$4.23
	Up $1.02 from 2021 ($0.53)	Up $1.54 from 2021 ($2.69)

	Cash Flows from Operations	Capital Deployment
	$388.7M	$185.0M
	Up $220.5 million from 2021 ($168.2 million). We ended 2022 with approximately $188.4 million in cash, cash equivalents, and restricted cash.	In 2022, we continued to make prepayments of principal on outstanding debt of $185 million.

*
Use of Non-GAAP Financial Measures

We have disclosed certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating margin, and non-GAAP diluted EPS. These supplemental measures exclude the effects of (i) stock-based compensation expense; (ii) accruals related to our performance based bonus plan for 2022, which we settled in shares of our common stock in February 2023; (iii) amortization of purchased intangible assets; (iv) research and development funded by others; (v) acquisition and integration costs related to our acquisitions; (vi) impairment of intangible assets; (vii) severance and other restructuring charges; (viii) other non-recurring interest and other income (expenses), net attributable to acquisitions; and (ix) non-cash income tax benefits and expenses. See Annex A for reconciliations of non-GAAP financial measures to our results as reported under generally accepted accounting principles in the United States (“GAAP”).

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

MAXLINEAR, INC.
5966 La Place Court, Suite 100
Carlsbad, California 92008
PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on Wednesday, May 10, 2023
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the Internet. We have designated our Chairman and Chief Executive Officer, Kishore Seendripu, Ph.D., and our Chief Financial Officer and Chief Corporate Strategy Officer, Steven Litchfield, to serve as proxies for the annual meeting.
Why am I receiving these materials?
We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2023 annual meeting of stockholders, which will take place on Wednesday, May 10, 2023 at 8:30 a.m., Pacific time at MaxLinear’s office, located at 5966 La Place Court, Suite 100, Carlsbad, California 92008. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.
Our proxy statement for our 2023 annual meeting and the accompanying proxy card and notice, and our 2022 annual report, are first being mailed to our stockholders on or about April 7, 2023.
What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, our corporate governance policies, information on our board of directors, and certain other required information.
How do I get electronic access to the proxy materials?
The notice of annual meeting, proxy statement, and 2022 annual report are available by visiting www.edocumentview.com/MXL.
What items of business will be voted on at the annual meeting?
The items of business scheduled to be voted on at the annual meeting are as follows:
•To elect three nominees for Class II director named in this proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.
•To approve, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022, as set forth in this proxy statement.
•To approve, on an advisory basis, the frequency of stockholder votes on named executive officer compensation.
•To ratify the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
•To amend our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.
•To transact any other business that properly comes before the annual meeting or any postponement or adjournment thereof.

How does the board of directors recommend that I vote?
Our board of directors recommends that you vote your shares:
•“FOR” the three nominees for Class II director named in this proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers for the year ended December 31, 2022, as set forth in this proxy statement;
•To hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR;”
•“FOR” the ratification of the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•“FOR” the amendment to our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.
What shares can I vote?
Each share of our common stock issued and outstanding as of the close of business on March 21, 2023, the record date for the 2023 annual meeting of stockholders, is entitled to vote on all proposals being considered at the 2023 annual meeting.
You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 79,970,637 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many MaxLinear stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials were sent directly to you by MaxLinear. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote at the annual meeting. We have enclosed or sent a proxy card for you to use with the printed proxy materials delivered to you. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?” and on your proxy card.
Beneficial Owner
If your shares are held in an account at a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and the notice of annual meeting, proxy statement, and 2022 annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. You must also register in advance to vote during the annual meeting. To register to attend and vote during the annual meeting, you must submit proof of your proxy power (legal proxy) reflecting your holdings in MaxLinear, Inc., along with your name and e-mail address, to our transfer agent, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 pm, Eastern Time, on May 5, 2023. You will receive a confirmation of your registration by e-mail after your registration materials have been processed. Requests for registration should be directed to us via e-mail or mail as follows:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail: Computershare, MaxLinear Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.
If you are a beneficial owner and do not wish to vote in person or you will not be attending the annual meeting, you may vote by following the instructions provided by your broker, bank, or other nominee.
How can I contact MaxLinear’s transfer agent?
You may contact our transfer agent by writing Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, by telephoning (800) 662-7232 or (781) 575-4238, or via its Investor Center at www.computershare.com/investor.
How can I attend, submit questions, and vote my shares at the annual meeting?
You are entitled to attend the annual meeting only if you were a MaxLinear stockholder as of the record date or you hold a valid proxy for the annual meeting. If you hold a valid proxy, and you wish to vote and/or submit questions during the annual meeting, you must also register in advance to attend the annual meeting. Registration instructions are described under the response to the above question, “What is the difference between holding shares as a stockholder of record and as a beneficial owner?” Appropriate questions received during the meeting will be addressed by the chairman of the board either during the meeting by reading the question aloud, along with a response, or if necessary, in a subsequent communication to all stockholders. A summary of the information you need in order to attend the annual meeting is provided below:
If you do not comply with the procedures outlined above, you may not be admitted to the annual meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, by indicating your plans when prompted.
How can I vote my shares without attending the annual meeting?
By mail
Complete, sign and date the enclosed proxy card and return it in the return envelope provided (which is postage prepaid if mailed in the United States).
If you are a stockholder of record and you return your signed proxy card and do not indicate your voting preferences, the shares represented by your proxy card will be voted as recommended by our board of directors.
If you are a stockholder of record and the prepaid envelope is missing, please mail your completed proxy card to MaxLinear, Inc., c/o Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-5000.
If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank, or other nominee holder of record. Simply complete and mail the voting instructions provided to the address provided by your broker, bank, or other nominee holder of record.
You may still attend the annual meeting in person even if you have already voted by proxy.
By telephone or on the Internet
If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card.
If you are a beneficial owner of shares, your broker, bank, or other holder of record may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (ii) providing a written notice of revocation to our corporate secretary at MaxLinear, Inc., 5966 La Place Court, Suite 100, Carlsbad, California 92008 prior to your shares being voted, or (iii) attending the annual meeting and voting at that time following the instructions previously described above. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the annual meeting and voting.
Is there a list of stockholders entitled to vote at the annual meeting?
The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 5966 La Place Court, Suite 100, Carlsbad, California 92008, by contacting our corporate secretary.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within MaxLinear or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
How many shares must be present or represented to conduct business at the annual meeting?
Holders of a majority of the issued and outstanding shares of common stock as of the record date must be present at the meeting or represented by proxy, also referred to as a quorum, to hold and transact business at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If there is no quorum, the chairman of the annual meeting may adjourn the meeting to another date.
What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of three nominees for Class II director named in this proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.	Votes cast for such nominee’s election exceed the votes cast against such nominee’s election	No
To approve, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022.	Majority of the votes cast affirmatively or negatively	No
To approve, on an advisory basis, the frequency of future stockholder votes on named executive officer compensation.	Plurality of the votes cast	No
Ratification of the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	Majority of the votes cast affirmatively or negatively	Yes
Approve an amendment to our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.	Majority of the voting power of the outstanding stock entitled to vote thereon	No
If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Your broker, bank, or other nominee holder of record does not have discretionary authority to vote on the election of directors, or on the proposal seeking advisory votes to approve executive compensation, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares to your broker, bank, or other nominee holder of record.
Election of three nominees for Class II director named in this proxy statement, each to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.
Directors are elected when the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For a description of our majority voting standard, please refer to the sections captioned “Corporate Governance and Board of Directors” and “Proposal Number 1—Election of Three Class II Directors”. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.
Advisory vote to approve on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2022.
The affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal is required to approve, on an advisory basis, the compensation awarded to our named executive officers for the year ended December 31, 2022. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast affirmatively or negatively, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Advisory vote on the frequency of future stockholder votes on named executive officer compensation
The choice of frequency that receives the highest number of votes will be considered the advisory vote of our stockholders. You may vote for a frequency of every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” or “ABSTAIN.” A properly executed proxy marked “ABSTAIN” with respect to the frequency of future stockholder votes on named executive officer compensation will not be deemed to be cast affirmatively or negatively with respect to such proposal although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect the outcome of this proposal.
Ratification of the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
The affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on this proposal is required to ratify the appointment by the audit committee of our board of directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Amendment to our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation.
The affirmative “FOR” vote of a majority of the voting power of the outstanding stock entitled to vote on this proposal is required to amend our amended and restated certificate of incorporation to reflect Delaware law provisions regarding officer exculpation. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are treated as votes AGAINST this proposal.
Is cumulative voting permitted for the election of directors?
No. You may not cumulate your votes for the election of directors.
What happens if additional matters are presented at the annual meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kishore Seendripu, Ph.D. and Steven Litchfield, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Who will count the votes?
A representative of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election.
Who will bear the cost of soliciting votes for the annual meeting?
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks, and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our notice of annual meeting, proxy statement, and 2022 annual report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.
Stockholders who wish to participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, and you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting, proxy statement, 2022 annual report, and accompanying documents, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, by telephoning (800) 662-7232 or (781) 575-4238, or via its Investor Center at www.computershare.com/investor.
Upon written or oral request, we will deliver promptly a separate copy of the notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If you participate in householding and wish to receive a separate copy of this notice of annual meeting, proxy statement, 2022 annual report, and the accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Investor Services as indicated above.
Beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive office no later than December 9, 2023. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of

1934, as amended, or the Exchange Act, including requirements regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
MaxLinear, Inc.
Attn: Corporate Secretary
5966 La Place Court, Suite 100
Carlsbad, California 92008
Fax: (760) 444-8598
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the notice of a meeting given by or at the direction of our board of directors, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting, who remains a stockholder of record at the time of the annual meeting, and who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws, provided that clause (iii) is the exclusive means under our bylaws for stockholders to propose business other than such proposals as are properly made pursuant to the Exchange Act. To be timely for our 2024 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:
•not earlier than January 23, 2024; and
•not later than the close of business on February 22, 2024.
In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2023 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the later of the following two dates:
•the 90th day before such annual meeting; or
•the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Governance Committee. Any such recommendations should include the nominee’s name, qualifications for membership on our board of directors and such other information required by our bylaws, and should be directed to the corporate secretary of MaxLinear at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance and Board of Directors—Process for Recommending Candidates to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.
In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on our proxy card for next year’s annual meeting, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than March 11, 2024. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our Bylaws described above.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing MaxLinear’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
MaxLinear Policies on Business Conduct
We are committed to the highest standards of integrity and ethics in the way we conduct our business. We maintain a code of ethics and employee conduct that applies to our board of directors and all of our employees, including our chief executive officer, principal financial officer, and principal accounting officer. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and deterring wrongdoing including with respect to the proper use of company assets and political contributions and payments to government personnel, and conflicts of interest.
Under our code of conduct, each of our directors and employees is required, subject to applicable legal requirements in certain jurisdictions, to report suspected or actual violations. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our code of conduct is available at our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Code of Conduct.” When required by the rules of The Nasdaq Stock Market, or Nasdaq, or the Securities and Exchange Commission, or SEC, we will disclose any future amendment to, or waiver of, any provision of the code of conduct for our chief executive officer, principal financial officer, or principal accounting officer or any member or members of our board of directors on our website within four business days following the date of such amendment or waiver.
Corporate Governance Principles
Our board of directors has adopted a set of principles that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of MaxLinear. Among other things, these corporate governance principles address the establishment and operation of board committees, the role of our Lead Director, and matters relating to director independence and performance assessments.
Our corporate governance principles are available at our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Corporate Governance Guidelines.”
Corporate Responsibility at MaxLinear
Since its founding in September 2003, MaxLinear has consistently focused on creating long-term value for our stockholders while maintaining a steadfast commitment to the highest standards of business ethics and corporate citizenship. Our mission has been to develop innovative products that enable communication and social engagement, including in worldwide markets where the advent of new technologies has made previously inaccessible economic and social opportunities readily available.
Our corporate culture, focused on providing employees with opportunities, based solely on individual excellence and initiative, was instilled by founders who represented highly diverse skill sets and origins but shared a common commitment. Of our ten founders, seven were born outside the United States, and eight were diverse. Our founders have likewise built a global workforce that includes many different cultures and ethnicities, with approximately 68% diverse employees as of December 31, 2022.
Embedded within our corporate governance principles, which are available on our website, is our commitment to corporate responsibility initiatives that address environmental, social, and governance, or ESG, issues. Our nominating and governance committee has assumed responsibility in its charter for overseeing our ESG initiatives. We have also recently formed a cybersecurity committee that has assumed oversight over cybersecurity matters.
Our Environmental Commitment
MaxLinear takes our common stewardship of the environment seriously. Among other things, we monitor our global environmental footprint, both directly and indirectly, and in our development efforts, our engineers are consistently focused on improving the power efficiency and thermal performance of our chips. In 2022, we launched annual reporting on our website (at www. maxlinear.com) of our greenhouse gas emissions under the Greenhouse Gas Protocol. We are also currently taking measures to reduce our greenhouse gas emissions and environmental impact such as purchasing renewable energy for our facilities in California and elsewhere where available, using key suppliers that focus on sustainability as described below, enhancing our offices with energy saving improvements, and transitioning away from one-time use plastics used in the office to sustainable reusable products. We are currently assessing additional measures to reduce our emissions and in the future, we plan to set targets for reducing emissions.
As a fabless semiconductor design company, we do not manufacture our products and, with respect to the activities we conduct directly, we believe we leave a limited environmental footprint. With respect to our indirect environmental impact, we monitor the practices of our foundry partners and believe that each of them has made a public commitment to integrate sustainability and sensitivity to environmental impact into their manufacturing processes. For example, three of our largest manufacturing partners, Taiwan Semiconductor Manufacturing Corporation, Intel Corporation, and United Microelectronics Corporation, each maintain well-developed environmental management and sustainability programs that are publicly avowed and supported by the highest levels of management within those organizations.
As noted above, we believe our products improve the quality of life for consumers around the world, mostly notably during the pandemic as we helped make possible the Internet backbone and infrastructure on which everyone relied for more than a year. Additionally, the same infrastructure that made work-from-home and virtual parties a reality is a substantial user of our energy resources. To counter this adverse energy impact, we design our chips with specific objectives intended to reduce energy use by the end products in which they are incorporated.
The projected exponential growth of network data and data traffic generated and consumed by social media, on-demand streaming services such as Netflix and Amazon Prime, and data center and cloud-based services, the proliferation of interconnected appliances in the home, within industry, and by enterprises, frequently referred to as the “Internet of Things,” or IoT, and the advent of the 4G/5G wireless mobile internet are each driving unprecedented growth in energy consumption. Our CMOS broadband, high-frequency analog and mixed-signal, digital system-on-chip, or SoC, solutions have exceptional levels of functional integration that drastically reduce power consumption across a wide range of the broadband communications, wired and wireless infrastructure, and industrial and multi-market customer market applications. In the majority of these systems, overall power consumption can be ascribed to multiple transceivers in a system, each of which receives and amplifies weak data signals and conversely transmits strong data signals to other receivers while maintaining excellent signal quality. At our founding, we pioneered broadband high-frequency radio transceivers integrated with complete digital signal processing systems in CMOS on a single-die for televisions, cable data modems and video gateways – our products and technologies reduced power consumption of each transceiver function by a factor of 10 to 50. As a result, we believe that today’s worldwide annual shipment of 250 million televisions and cable data modems requires 40,000 Megawatts of less power generation annually than they would have otherwise needed in the absence of our innovations. These energy savings are equal to the total energy consumption needs of four megacities, each the size of New York. We continue to lead and pioneer technology innovations that advance our ability to achieve the highest levels of integration of all analog and radio-transceiver and digital signal processing functionality on the same chip, which drastically reduces power consumption by elimination of signal transitions between multiple discrete chips and subsystems in large high-volume data bandwidth energy intensive applications. These applications include cable, copper, and fiber-optic multi-gigabit data access modems for home; in-home data distribution using WiFi, MoCA, or G.hn wired connectivity technologies; 400/800 Gbps optical transceivers that connect cloud and artificial intelligence, or AI, servers to switches and routers inside hyperscale data centers; 5G massive-MIMO antenna radio transceiver arrays in wireless base-stations; and wireless and optical transport networks that haul data traffic between connecting base-stations, data centers, and end user connections. By reducing the power consumption in these systems by an estimated two to fifty times the consumption under conventional approaches, we also simplify costly thermal designs that would otherwise be environmentally harmful by requiring bulky inefficient fans and other refrigeration systems.
We believe that in order to address many of the energy resource and environmental challenges facing the world, the pace of energy-efficiency innovation must outstrip the rate of increase in energy consumption by the data intensive communications applications on which we increasingly rely and which will continue to form the backbone of our evolution as a society. We are continuing to pioneer new technology and innovation through investments intended to develop monolithic or integrated power management and high-power regulation silicon products that transform the efficiency of power provisioning in electronic systems. Our continued innovation in power regulation and provisioning with “smart telemetry” will minimize idle-mode energy wastage and instead ration power in an application or system based on functional utilization versus today's mostly “Always ON” systems. We believe that our technology investments in power-regulation, power-provisioning, and power-telemetry will have a transformative beneficial impact on the energy needs of our interconnected world.
Our Commitment to Equity in Human Capital & Social Responsibility
Our future success depends on our ability to retain, attract, and motivate qualified personnel, and achieving those objectives requires us to maintain a work environment and culture that values diversity. We operate across eighteen countries and are sensitive to the many cultures and backgrounds constituting our employee base. Of our approximately 1,844 worldwide employees as of December 31, 2022, the majority of employees were from diverse ethnic backgrounds. While that data reflects in part our substantial presence in Asia, even in North America, 52% of our employees with a rank of vice-president or higher and 73% of our employees generally were of diverse ethnicity or were women.
As of December 31, 2022, women represented 17% of our total employees, the majority in engineering. We are an engineering-driven company, and we are proud that women have played a substantial role in designing and developing our products notwithstanding the historical under-representation of women in university engineering departments, particularly in electrical engineering. As of December 31, 2022, we employed 193 women in central engineering functions, representing approximately 14% of our total engineers. We believe female representation among our engineering staff compares favorably within our industry, but we remain committed to finding rewarding career opportunities for women across all functions within MaxLinear as well as to encouraging the engineering programs from which we recruit to increase their emphasis on opportunities for women. In that regard, we are also proud to have on our board of directors Tsu-Jae King Liu, Ph.D., the first female dean of the College of Engineering at the University of California, Berkeley, who is also a member of the National Academy of Engineering and the National Academy of Inventors.
Our human capital resources objectives include, as applicable, attracting and retaining talented and experienced employees, advisors, and consultants. We utilize multiple online search tools, specialized recruiting firms, employee referral programs and university hires to ensure a varied outreach approach for candidates. We aim to increase our hiring and retention of female talent including direct hires or interns from universities. We offer this via a combination of competitive base salary, time-based equity incentives and bonus plans linked to financial performance that are designed to motivate and reward personnel with annual grants of stock-based and cash-based incentive compensation awards to our employees, some of which vest over a period of four years, plus other benefits, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve both our short and long-term objectives. We offer competitive benefits tailored to local markets and laws and designed to support employee health, welfare and retirement; examples of such benefits may include flexible Fridays which allow employees to work from home; paid time off; 401(k), pension or other retirement plans; employee leave to support well-being of employees and their dependents; employee stock purchase plan; basic and voluntary life, disability and supplemental insurance; medical, dental and vision insurance; health savings and flexible spending accounts; relocation assistance; and employee assistance programs. Our global training and development program focuses on harassment-free workplace and diversity topics, as well as ethics and export compliance.
In addition to these initiatives, our board of directors has adopted and diligently maintains strong policies relating to upholding human rights and ethical sourcing of raw materials. More information on these policies can be found in our latest Annual Report on Form 10-K and on our website.
Contributing to Community and Employee Well-Being
In 2022, MaxLinear, its directors and employees have raised in excess of $100,000 in donations and goods to charitable organizations. In March 2022, MaxLinear launched a relief effort contribution matching program which matches 100% of employee contributions to three organizations providing humanitarian relief to refugees of the conflict in Ukraine: Doctors without Borders, World Kitchen and Save the Children. In December 2022, we organized a donation, toys and goods drive to stop the cycle of child abuse and help at-risk youth in the community benefiting Olive Crest, a U.S. child abuse prevention and treatment charitable organization. More recently, in February 2023, MaxLinear launched another relief effort contribution matching program which matches 100% of employee contributions to four organizations providing humanitarian relief to victims of the 7.8 magnitude earthquake in Turkey and Northern Syria providing shelter, food, water and medicine: Save the Children, Red Cross, Global Giving and United Nations International Children’s Emergency Fund.
Also in 2022, we have launched efforts and organized events to encourage our employees to participate in volunteerism to promote diversity, equity, and inclusion in the community, environmental sustainability, and employee well-being. In September 2022, our U.S. offices participated in national clean up day. In May and September 2022, we sponsored a team of employees to run in 5K races in southern California. Our international offices have hosted an international day of women in science, participated in mentoring and investing in underserved communities, humanitarian aid, and environmental clean up.
Governance at MaxLinear
The following are among the many key measures that our board has implemented since our IPO in 2010 to continue to improve our governance structure as our business continues to evolve:

•Changes in Our Board
◦Our board today consists of members both from academic and operational backgrounds, who bring collectively significant domain experience in the semiconductor industry, in the markets in which we operate, and in specific functional areas such as finance and accounting. Over the last five years, in order to ensure the flow of new energy and ideas in our corporate leadership, we have implemented a board refreshment program that has added four new directors.
◦Our board today includes two very accomplished women. In 2022, four of our eight directors were considered ethnically diverse or women. We are not actively searching for additional directors at this time, however, when we do, it will include strong consideration of all qualified female and diverse candidates.
◦Our board of directors is elected under a majority voting standard.
◦In February 2023, the board of directors formed a new cybersecurity committee
•Global Compliance and Ethics Program
◦In February 2023, Michelle Sayer was appointed as Chief Compliance Officer and will assist with the adoption and maintenance of strong policies relating to global compliance and ethics.
•Stockholder Engagement
◦We believe strongly in the need for active stockholder engagement by our most senior executive officers as well as stockholder access to these officers. Our chief executive officer and chief financial officer participate in investor conferences and have taken numerous telephone calls and meetings with our stockholders.
•Changes in Executive Compensation
◦We have steadily increased the performance-based component of executive compensation. As discussed in “Executive Compensation – Compensation Discussion & Analysis,” below, approximately 75% of the total direct compensation paid to our chief executive officer in 2022 was contingent on achievement of corporate performance metrics, relating to an annual performance-based incentive bonus plan that is settled in shares of our common stock and to performance-based restricted stock unit awards that vest over a three-year performance period. The performance-based restricted stock units comprised 78% and 80%, respectively, of the total value of equity refresh awards made to Dr. Seendripu and Mr. Litchfield, respectively, in 2022.
Conclusion
Over the last decade, our principal focus has been on building and growing our business. At the time of our initial public offering, our market capitalization was approximately $500 million with approximately $51 million in revenues in the immediately preceding fiscal year. At December 31, 2022, our market capitalization was approximately $2.7 billion, and our 2022 revenues totaled approximately $1.1 billion. As our business continues to grow, we remain likewise committed to increasing our focus on matters of corporate social responsibility.
Role and Composition of the Board; Election of Directors
As identified in our corporate governance principles, the role of our board of directors is to oversee the performance of our chief executive officer and other senior management. Our board of directors is responsible for hiring, overseeing, and evaluating management while management is responsible for running our day-to-day operations.
As of the date of this proxy statement, our board of directors is composed of eight members and is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held this year for the Class II directors, in 2024 for the Class III directors, and in 2025 for the Class I directors.

A majority voting standard is in effect for the election of directors, except in the event of a contested election in which case we will revert to a plurality voting standard, the default standard under Delaware law.
2022 Board Meetings
During fiscal 2022, our board of directors held 14 meetings. Each of our directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he or she served during the past fiscal year, in each case during the period that he or she served as a director.
Board Leadership Structure
As described below, our board of directors is led by directors Kishore Seendripu, Ph.D. and Thomas E. Pardun. Dr. Seendripu founded MaxLinear and has served as our Chairman, President, and Chief Executive Officer since inception. In addition, Mr. Pardun, an independent director with substantial board and executive leadership experience, currently serves as our Lead Director.
Lead Director
Our corporate governance principles require that we designate one independent, non-employee director to serve as Lead Director. Mr. Pardun has served as our Lead Director since November 2009. The board chose Mr. Pardun as our Lead Director because of his substantial executive experience in the technology and telecommunications industries and his extensive board leadership experience. In addition to MaxLinear, Mr. Pardun has served on the board of directors of other public technology companies. In particular, Mr. Pardun served for many years as the non-executive chairman of Western Digital Corporation, a multinational provider of computer data storage and hard disk drives. As Lead Director, Mr. Pardun’s responsibilities include:
•coordinating and moderating executive sessions of our independent directors;
•advising Dr. Seendripu as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;
•confirming the agenda with Dr. Seendripu for meetings of our board of directors;
•holding regular update sessions with Dr. Seendripu;
•acting as the principal liaison between the independent directors and Dr. Seendripu on sensitive issues; and
•performing such other duties as our board of directors may from time to time delegate to the Lead Director to assist our board of directors in the fulfillment of its responsibilities.
Our board believes that these responsibilities of the Lead Director appropriately and effectively complement MaxLinear’s combined chairman and chief executive officer structure as described below.
Chairman of the Board
Our current bylaws provide that the chairman of the board of directors will be our chief executive officer. Our corporate governance principles provide that the board will fill the chairman and chief executive officer positions based upon the board’s view of what is in our best interests at any point in time. Our board of directors believes that Dr. Seendripu’s service as both chairman and chief executive officer, in combination with Mr. Pardun’s service as Lead Director, is in the best interests of MaxLinear and its stockholders.
Given his long tenure with and status within MaxLinear, our board of directors believes Dr. Seendripu possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing MaxLinear, and we believe he is best positioned, in consultation with Mr. Pardun, to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. We also believe his combined role enables decisive leadership, ensures clear accountability, and enhances MaxLinear’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and customers.

In addition, we believe the working relationship between Dr. Seendripu and Mr. Pardun, on the one hand, and between Mr. Pardun and the other independent directors, on the other, enhances and facilitates the flow of information between management and our board as well as the ability of our independent directors to evaluate and oversee management and its decision-making. Dr. Seendripu and Mr. Pardun speak regularly on strategic, operational, and management matters facing

MaxLinear. In addition, as discussed below, our board of directors holds executive sessions consisting only of non-employee directors in conjunction with each regular quarterly meeting of the board, and Mr. Pardun provides board feedback to management following these executive sessions.
Director Independence
As a company listed on Nasdaq, we are required under Nasdaq listing requirements to maintain a board comprised of a majority of “independent” directors, as determined affirmatively by our board. In March 2023, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Specifically, our board of directors has considered whether Dr. Liu’s service on Intel Corporation’s, or Intel, board of directors created a conflict of interest based on the Company’s pre-established commercial relationship with Intel, and determined that no actual conflict exists and that our board of directors will take appropriate measures if an actual conflict does arise in the future, including requesting that Dr. Liu recuse herself from discussion or consideration of matters relating to any transactions between the Company and Intel. As a result of its reviews, our board of directors determined that directors Daniel A. Artusi, Carolyn D. Beaver, Gregory P. Dougherty, Tsu-Jae King Liu, Ph.D., Albert J. Moyer, Thomas E. Pardun, and Theodore L. Tewksbury, Ph.D., representing a majority of our directors, are “independent directors” as defined under the rules of Nasdaq. Kishore Seendripu, Ph.D. is not considered an independent director because of his employment as our chief executive officer.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and as appropriate or requested by the independent directors during telephonic meetings. These executive sessions are chaired by our Lead Director. Dr. Seendripu, as the only current management director, does not participate in sessions of non-management directors.
Board’s Role in Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. The charter of our audit committee, for example, tasks such committee with responsibilities with respect to identifying and assessing risk and reporting its findings to the full board of directors. The audit committee is also responsible for monitoring our compliance with legal and regulatory requirements and assessing our information technology security. In addition, in setting compensation, our compensation committee strives to create incentives that encourage a level of risk taking consistent with our business. In connection with its oversight of compensation-related risks, our compensation committee has reviewed our compensation programs and practices for employees, including executive and non-executive programs and practices. In its review, our compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, our compensation committee determined that any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on MaxLinear.
At periodic meetings of the board and its committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information technology and security risks, and financial, tax, and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts and investment policy and practices.
Board Committees
Our board of directors has four committees: an audit committee, a compensation committee, a nominating and governance committee and a cybersecurity committee, which was formed in February 2023.

Audit Committee. Our audit committee currently consists of directors Carolyn D. Beaver, Albert J. Moyer, Thomas E. Pardun, and Theodore L. Tewksbury, Ph.D. Ms. Beaver is the chairperson of the audit committee. Our board of directors has determined that each of the members of our audit committee is independent and financially literate under the current rules and regulations of the SEC and Nasdaq and that Ms. Beaver, Messrs. Moyer and Pardun, and Dr. Tewksbury each qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.
Our audit committee oversees our corporate accounting and financial reporting processes. Our audit committee also performs the following, among other responsibilities:
•appoints and oversees the work of our independent registered public accounting firm;
•approves the hiring, discharge, and compensation of our independent registered public accounting firm;
•approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviews the independence of the independent registered public accounting firm;
•evaluates, at least annually, the independent registered public accounting firm’s qualifications and performance;
•reviews, in consultation with the independent registered public accounting firm, the annual audit plan and scope of audit activities and monitors the firm’s progress and results under such plan;
•discusses with management and the independent registered public accounting firm any significant financial reporting issues raised and judgments made in connection with the preparation of our financial statements;
•reviews our annual and quarterly financial statements and our critical accounting policies and estimates;
•reviews and discusses with our independent registered public accounting firm any critical audit matters addressed in the audit of our financial statement accounts and disclosures that relate to each critical audit matter;
•reviews the adequacy and effectiveness of our internal control policies and procedures on a regular basis;
•reviews and discusses with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•reviews and assesses our annual internal audit plan, the process used to develop the plan, and the status of activities, any significant findings and/or recommendations, and management’s responses;
•reviews and approves in advance any proposed related party transactions;
•assesses our information technology security;
•oversees our global ethics and compliance program; and
•reviews regular and periodic reports by the cybersecurity committee.
Our audit committee held 11 meetings during fiscal 2022. Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Audit Committee Charter.”
Compensation Committee. Our compensation committee is currently comprised of Thomas E. Pardun, Daniel A. Artusi, and Tsu-Jae King Liu, Ph.D., each of whom qualifies as an independent director under the applicable rules and regulations of the SEC and Nasdaq. Mr. Pardun is the chairman of our compensation committee. In November 2021, upon the recommendation of our nominating and governance committee and effective January 1, 2022, Dr. Liu was appointed a member of the compensation committee by the board of directors. Our compensation committee oversees our executive compensation programs. The compensation committee also performs the following, among other responsibilities:
•reviews and recommends policies relating to compensation and benefits of our executive officers and employees;
•reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;
•evaluates the performance of our executive officers in light of established goals and objectives;

•recommends compensation of our executive officers based on its evaluations;
•administers our equity incentive plans;
•provides oversight of our overall compensation plans and benefits programs;
•periodically reviews our compensation practices to evaluate incentives and alignment with the creation of stockholder value while avoiding excessive risk taking; and
•administers the issuance of stock options, restricted stock units, and other awards under our equity incentive plans.
See “Compensation of Non-Employee Directors” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.
Our compensation committee held 4 meetings during fiscal 2022. Our compensation committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Compensation Committee Charter.”
Nominating and Governance Committee. Our nominating and governance committee is comprised of Gregory P. Dougherty, Albert J. Moyer, and Theodore L. Tewksbury, Ph.D., each of whom qualifies as an independent director under the applicable rules and regulations of the SEC and Nasdaq. In November 2021, upon the recommendation of our nominating and governance committee and effective January 1, 2022, Mr. Dougherty was appointed chairperson of the nominating and governance committee by the board of directors. Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. The nominating and governance committee also performs the following, among other responsibilities:
•evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;
•assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;
•recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and
•reviews and makes recommendations with regard to our corporate governance guidelines and environmental, social, and governance initiatives.
Our nominating and governance committee will consider recommendations of candidates for the board of directors submitted by stockholders of MaxLinear; see “Process for Recommending Candidates for Election to the Board of Directors” below.
Our nominating and governance committee held 4 meetings during fiscal 2022. Our nominating and governance committee operates under a written charter approved by the board of directors, which is available on our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Nominating and Governance Committee Charter.”
Cybersecurity Committee. In February 2023, our board of directors formed a cybersecurity committee and effective February 15, 2023, has appointed Dr. Tewksbury, Mr. Artusi, and Mr. Moyer to serve as the members of the cybersecurity committee. The purpose of the Cybersecurity Committee is to ensure board oversight and engagement with respect to cybersecurity. In this role, members of the committee periodically meet with and provide feedback to key members of management and reports to the full board of directors on its findings during executive sessions held in conjunction with regularly scheduled meetings. Our board of directors chose Dr. Tewksbury to serve as chairperson of the committee based on his substantial and current management and operating experience within the semiconductor industry. The cybersecurity committee, among other responsibilities:
•oversees our global IT strategy, including the quality and effectiveness of any policies, procedures, plans, practices, and/or capabilities with respect to our IT systems, enterprise cybersecurity, and privacy;
•reviews any periodic reports by management relating to our IT infrastructure, key IT systems, and IT risks we face (including, cybersecurity risks and compliance with cybersecurity, privacy, and data protection regulations);

•oversees any policies, procedures, plans, practices, and/or capabilities intended to provide security, confidentiality, availability and integrity of personal information, company proprietary and confidential information, our intellectual property and/or any information or assets of our customers, employees and business partner; and
•provides high level guidance on the risk of compromise of any of our products and services (including software), and processes and control procedures put in place to mitigate such risks.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee are Thomas E. Pardun, Daniel A. Artusi, and Tsu-Jae King Liu, Ph.D. Mr. Pardun is the chairman of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Identifying and Evaluating Director Nominees
Our nominating and governance committee has established policies and procedures relating to the consideration of any individual recommended or otherwise introduced, whether by management, another director, stockholders, or third parties, as a prospective director nominee. The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.
In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and governance committee will consider the following:
•the current size, composition and tenure of our board of directors and the needs of the board and its respective committees;
•attributes which may include, among others, factors such as individual character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in the field, an understanding of our business and the responsibilities of service on a public company board of directors and diversity with respect to professional background, education, race, ethnicity and gender, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experiences represented on the board.
Our nominating and governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board:
•character, personal and professional ethics, and integrity;
•proven achievement and competence in the nominee’s field;
•the ability to exercise sound and independent business judgment;
•skills that are complementary to those of the existing board;
•the ability to assist and support management;
•an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities; and
•diversity of background and experience (including diversity based on race, ethnicity, gender or gender identity, and sexual orientation or identification or otherwise based on membership in an underrepresented community as determined under applicable law).
If our nominating and governance committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board, or management.

Our director nominating policies include a specific reference to factors relating to diversity when considering potential director candidates. Our board of directors considers factors related to diversity, including in particular gender, race/ethnicity, and/or self-identification as gay, lesbian, bisexual, or transgender diversity, in connection with its deliberations over board expansion and potential candidates.
Board Refreshment
Our board of directors believes that a periodic review of our directors’ backgrounds and skill sets against MaxLinear’s business objectives and strategies is appropriate in order to ensure board effectiveness. In addition, our Nominating and Governance Committee leads our annual review of board processes and effectiveness generally. As a result of these initiatives, since late 2018, four new members have joined our board, comprised of Mr. Artusi, Ms. Beaver, Mr. Dougherty, and Dr. Liu.
Process for Recommending Candidates for Election to the Board of Directors
Our nominating and governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors.
Our nominating and governance committee will evaluate any recommendation for nominations to our board of directors in accordance with SEC rules and regulations, our amended and restated certificate of incorporation and bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.
Stockholder recommendations for candidates to the board of directors must be directed in writing to MaxLinear, Inc., 5966 La Place Court, Suite 100, Carlsbad, California 92008, Attention: Chief Executive Officer and Chief Financial Officer, and must include the items specified in our bylaws. For details regarding the process to nominate a director, under the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting,” please see “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Nomination of Director Candidates.”
Director Attendance at Annual Meetings
We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders. We encourage, but do not require, directors to attend. All eight of our directors attended our 2022 annual meeting.
Communications with the Board of Directors
Stockholders and other interested parties who wish to communicate with our board of directors, lead director, committee chairmen, any other individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of our Chief Executive Officer and Chief Financial Officer, c/o MaxLinear, Inc., 5966 La Place Court, Suite 100, Carlsbad, California 92008, or by fax to (760) 444-8598. Our Chief Executive Officer and Chief Financial Officer will monitor these communications and will provide a summary of all received messages to our board of directors at each regularly scheduled meeting of our board. Our board of directors generally meets on a quarterly basis. Where the nature of the communication warrants, our Chief Executive Officer and Chief Financial Officer may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee or non-management director, of our independent advisors, or of our management.
Director and Executive Stock Ownership Policies
Under the current stock ownership guidelines for our non-employee directors, each of our non-employee directors is expected to hold shares of our common stock (and to maintain such holdings as long as they serve as a director) with a value equal to at least five (5) times the annual cash retainer for service as a director. Based on the base retainer of $60,000 established in May 2022, each non-employee director is expected to hold shares of our common stock with a value equal to $300,000 on or before their fifth anniversary of joining the Board.
As of the record date, each of our non-employee directors maintained beneficial ownership of shares of our common stock with a value in excess of the requirement (see the section of this proxy statement captioned “Security Ownership”).
Under the current stock ownership guidelines for our executive officers, our chief executive officer is expected to hold shares of our common stock (and to maintain such holdings for as long as he serves in that position) with a value equal to at least five (5) times his annual base salary. Our chief financial officer is expected to hold and maintain shares with a value equal to at least three (3) times his base salary, and our other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, are expected to hold and maintain shares with a value equal to at least one (1) times his or her base salary before their fifth anniversary of joining the Company. As of the record date, each of our chief executive officer, chief financial officer, and other officers subject to the policy maintained beneficial ownership of shares of our common stock with a value in excess of the requirement (see the section of this proxy statement captioned “Security Ownership”).
For purposes of determining whether the guidelines are satisfied under these policies, directors and executive officers may include shares owned directly (including shares held by immediate family members); shares held in trust, limited partnerships, or similar entities for the benefit of the non-employee director or his or her immediate family members; shares subject to full-value equity incentive awards (e.g., restricted stock units) for which the only requirement to earn the award is continued service; and shares subject to vested in-the-money stock options and stock appreciation rights. Our compensation committee maintains authority to waive the requirements of these guidelines for directors joining our board from government, academia, or similar professions. In addition, our compensation committee or board (in the case of executive officers) may suspend the guidelines in the case of severe hardship or in order to permit compliance with a court order affecting a director or executive officer. In the event a director or executive officer fails to comply with the guidelines on or before the applicable deadline, the director or executive officer will be required to retain an amount equal to 75% of the net shares (after taxes and satisfaction of any purchase price) received as the result of exercising stock options or stock appreciation rights or the vesting of full value awards.
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our insider trading policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, regarding our common stock and from pledging company securities as collateral or holding company securities in a margin account.
Clawback Policy
On December 13, 2018, the compensation committee of our board of directors approved an Executive Compensation Clawback Policy, or the clawback policy. To the extent permitted by applicable law, the clawback policy requires our executive officers to repay to MaxLinear certain incentive compensation if (i) we restate our financial statements as a result of a material error or due to material non-compliance with reporting requirements under applicable law; (ii) no more than three (3) years have elapsed since the original filing date of the financial statements; and (iii) a majority of the independent members of the board or our board’s compensation committee determines, in its sole discretion, that the misreporting event occurred due to fraud or intentional misconduct within MaxLinear and, following consideration of such factors as the committee may deem reasonable and appropriate, including the extent to which an executive officer knew or should have known of the factors resulting in the misreporting, that the executive officer should repay any “recoverable compensation.” Recoverable compensation is defined in the clawback policy but generally includes any cash or equity compensation paid under our Executive Incentive Bonus Plan or 2010 Equity Incentive Plan to the extent the amount actually paid by MaxLinear exceeds the amount that would have been paid if the financial misreporting event had not occurred. In order to implement the provisions of the clawback policy, our compensation committee also approved amendments to our Executive Incentive Bonus Plan and 2010 Equity Incentive Plan that subjected awards under those plans to the clawback policy. The clawback policy applies to awards under our Executive Incentive Bonus Plan and 2010 Equity Incentive Plan for fiscal years beginning on and after January 1, 2019.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Policy and Programs
Our board of directors makes its director compensation decisions based in part on data provided by Compensia, Inc., an independent compensation consulting firm retained by our compensation committee to evaluate our compensation policies and programs for independent directors. Our compensation committee and board periodically review our director cash and equity compensation policies and programs, including our Amended and Restated Outside Director Equity Compensation Policy, or the director equity policy, in consultation with Compensia, and seek to ensure that our cash compensation and equity incentives for non-employee directors are competitive with our peer group and that they offer appropriate incentives to continued service as a director or, for prospective directors, to join our board. The composition of our peer group is discussed more fully in the subsection of this proxy statement captioned “Compensation Discussion and Analysis.” Compensia last reviewed our director compensation program in February 2022, and we made adjustments to director compensation and amended and restated the director equity policy in May 2022 as described below.
Cash Compensation
The following table summarizes the cash compensation payable to our non-employee directors under our current compensation program. During 2022, changes to our cash compensation payable to non-employee directors included an increase to the base retainer from $50,000 to $60,000 and an increase to the lead director annual premium from $25,000 to $50,000.

Annualized Cash Fee(1)
Base Retainer	$60,000
Lead Director	$50,000
Audit Committee Chair(2)	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair(2)	$15,000
Compensation Committee Member	$7,500
Nominating and Governance Committee Chair(2)	$10,000
Nominating and Governance Committee Member	$5,000
Cybersecurity Committee Chair(2)(3)	$10,000
Cybersecurity Committee Member(3)	$5,000
_______________________
(1)    All fees are payable on a quarterly basis.
(2)    Committee chairs receive both the fees applicable to such position and the fee applicable to committee membership.
(3) The cybersecurity committee was formed in February 2023.
Equity Compensation
Our compensation committee developed and approved the director equity policy for outside directors. Our board and compensation committee generally reviews its compensation philosophies and programs in consultation with Compensia every two years. The principal changes to the director equity policy arising from the most recent review was an increase by $60,000 in the initial new outside director award and an increase of $30,000 in the annual award to continuing outside directors. Pursuant to the terms of our 2010 Equity Incentive Plan, during any fiscal year, none of our non-employee directors will be granted awards having an initial value greater than $700,000, provided that any awards granted to an individual while he or she was an employee, or while he or she was a consultant but a non-employee director, will not count towards this limit.
The terms of our director equity policy, as amended through May 2022, are set forth below:
New Directors
Under the terms of the director equity policy as currently in effect, new outside directors receive, upon becoming a director, an initial award of shares of restricted stock having a fair value at issuance of up to $440,000, consisting of an “annual initial award” equal to $220,000 shares of restricted stock (subject to pro-rata reduction based on the number of days the individual would actually serve as a director during the period beginning on the last May 1 and ending on the next May 1) and a “full-term initial award” equal to $220,000 of shares of restricted stock units. The annual initial award vests fully on the earlier to occur of the next May 1 or the date immediately preceding our next annual meeting of stockholders, and the full-term initial award vests in three equal installments on each anniversary of the date of grant.
Continuing Directors
In addition, our director equity policy also provides for an annual award to continuing outside directors on the date of each annual meeting of stockholders of shares of restricted stock with a fair value at issuance of $220,000. These shares of restricted stock vest, assuming continued service, on the earlier to occur of the next succeeding May 1 or the date immediately preceding the next annual meeting of stockholders.
RSU Deferred Payment Alternative
Our director equity policy permits our directors to elect to receive their full value awards under our director equity policy in the form of restricted stock units, or RSUs, instead of in the form of restricted stock, and to defer the delivery of the shares of common stock subject to the RSU award upon vesting in accordance with the terms and conditions of a deferral program approved by the administrator of the policy, which is currently our compensation committee.
2022 Director Compensation
The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended December 31, 2022. The table excludes Kishore Seendripu, Ph.D., who is an executive officer. Dr. Seendripu did not receive any compensation from us in his role as a director in the year ended December 31, 2022. Information on compensation for Dr. Seendripu is set forth under the caption “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Daniel A. Artusi(2)	63,489	220,000	283,489
Carolyn D. Beaver(2)	85,989	220,000	305,989
Gregory P. Dougherty (2)	70,989	220,000	290,989
Tsu-Jae King Liu, Ph.D.(2)	63,489	220,000	283,489
Albert J. Moyer(2)	70,989	220,000	290,989
Thomas E. Pardun(2)	128,462	220,000	348,462
Donald E. Schrock(3)	22,743	—	22,743
Theodore L. Tewksbury, Ph.D.(2)	70,989	220,000	290,989
____________
(1)    Amounts shown do not reflect compensation actually received by the director. Instead, the amounts represent the aggregate grant-date fair value related to restricted stock or RSU awards, as applicable, granted in 2022, pursuant to Accounting Standards Codification Topic 718. The Company calculates the fair value of RSUs based on the fair market value of the Company’s common stock on the grant date. The actual value that may be realized from an award is contingent upon the satisfaction of applicable conditions to vesting and the value of our common stock on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown. These shares vest, assuming continued service, on the earlier to occur of the next succeeding May 1 or the date immediately preceding the next annual meeting of stockholders.
(2)    On December 31, 2022, 5,633 of these restricted shares of restricted stock or RSUs, as applicable, were outstanding for each director. All directors, except for Mr. Artusi and Dr. Liu have elected to receive their awards in the form of RSUs and have deferred settlement of such RSUs.
(3)    Mr. Schrock retired from our board of directors in May 2022 and fees earned or paid were for services until his retirement date.

PROPOSAL NUMBER 1
ELECTION OF THREE CLASS II DIRECTORS

Board Structure and Composition
As of the date of this proxy statement, our board of directors is composed of eight members, with an average tenure of 8.3 years, and four of our eight directors are ethnically diverse or women. The tenure, gender, diversity and competencies of our board of directors are shown below.

Board Diversity Matrix	As of April 7, 2023		As of April 28, 2022
Total Number of Directors	8		9
Part I: Gender Identity	Female	Male	Female	Male
Directors	2	6	2	7
Part II: Demographic Background	Female	Male	Female	Male
Asian	1	1	1	1
Hispanic or Latinx	—	1	—	1
White	1	4	1	5

Skills & Expertise	Number of Directors as of April 7, 2023
Competencies		Daniel Artusi	Carolyn Beaver	Gregory Dougherty	Tsu-Jae King Liu	Albert Moyer	Thomas Pardun	Kishore Seendripu	Theodore Tewksbury
Semiconductor industry experience	7	X		X	X	X	X	X	X
Technology - hardware or software	6	X		X	X		X	X	X
Public company executive leadership	7	X	X	X		X	X	X	X
Financial literacy and corporate development	7	X	X	X		X	X	X	X
Talent and recruiting	7	X	X	X	X		X	X	X
International operations and supply chain	7	X	X	X		X	X	X	X
Cybersecurity and risk management	5	X	X			X		X	X

Competencies	Value to MaxLinear
Semiconductor industry experience	Experience in the semiconductor industry provides relevant understanding of our business, strategy, and markets.
Technology - hardware or software	Our communications systems-on-chip, or SOC, solutions are used in a broadband, mobile and wireline infrastructure, data center, and industrial and multi-market applications. Experience in hardware and underlying software technologies helps us to evaluate product strategies, development, and business models
Public company executive leadership	Public company executive experience provides important understanding of leadership, governance, and best practices in delivering investor value.
Financial literacy and corporate development	We frequently enter into mergers and acquisitions, or M&A, and operate in an industry subject to a dynamic M&A environment. Operating as a public company in such an environment requires strong financial oversight and knowledge of strategic corporate development, as well as financial and accounting principles.
Talent and recruiting	We value an engaged and diverse global workforce and experience in talent and recruiting helps us be a competitive employer in hiring and retaining top talent
International operations and supply chain	International operations and supply chain expertise helps us understand opportunities and challenges facing our business and industry
Cybersecurity and risk management	These competencies are critical in overseeing our enterprise risk program and cyber security as it relates to our business, product, and operations.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be at least two and will be fixed from time to time by a resolution of the majority of our board of directors.
Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders to be held this year for the Class II directors, in 2024 for the Class III directors, and in 2025 for the Class I directors.
Our current amended and restated bylaws provide for majority voting in the election of directors; each director nominee will be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Our board of directors, after taking into consideration the recommendation of the nominating and governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives (in an uncontested election) a greater number of votes against his or her election than votes for such election. In the event of a contested election in which there are more candidates than available seats, our bylaws retain a plurality voting standard, which is the default standard under Delaware law.
Nominees for Class II Director (Term Expiring in 2026)
At the 2023 annual meeting, three Class II directors will be elected to the board of directors by the holders of our common stock. Our nominating and governance committee recommended, and our board of directors nominated, Albert J. Moyer, Theodore L. Tewksbury, Ph.D., and Carolyn D. Beaver as the nominees for election as Class II directors at the 2023 annual meeting.
Mr. Moyer, Dr. Tewksbury and Ms. Beaver have agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event any of Mr. Moyer, Dr. Tewksbury or Ms. Beaver is unable or declines to serve as a director at the time of the 2023 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and governance committee and designated by the present members of the board of directors to fill the vacancy.
Biographical Information Concerning the Class II Director Nominees
Albert J. Moyer, age 79, has served as a member of our board of directors since October 2009. Since 2000, Mr. Moyer has served as a private financial consultant. From March 1998 to February 2000, Mr. Moyer served as Executive Vice President and Chief Financial Officer of QAD Inc., a provider of cloud-based enterprise software solutions for global manufacturing companies. He subsequently served as a consultant to QAD Inc., assisting in sales operations. From August 1995 to March 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a global specialty pharmaceutical company. Previously, Mr. Moyer served as Chief Financial Officer of National Semiconductor Corporation, a semiconductor company focused on analog and mixed-signal integrated circuits and sub-systems. Mr. Moyer also served as Chief Financial Officer of Western Digital Corporation, a developer, manufacturer, and provider of data storage devices. Mr. Moyer served as a board member of CalAmp Corp., a provider of wireless communications solutions from February 2004 to July 2021. Mr. Moyer previously served as a director of Virco Manufacturing Corporation, a manufacturer of educational furniture, from 2004 to 2013, Redflex

Holdings Group, a provider of traffic enforcement technologies, from 2012 to 2014, and Collectors Universe, Inc., a third-party grading and authentication service for high-value collectibles from 2004 to 2021. Mr. Moyer received a B.S. in finance from Duquesne University and graduated from the Advanced Management Program at the University of Texas, Austin.
We believe that Mr. Moyer’s many years of experience as a chief financial officer for large public companies and his experience serving on the boards of directors of several other companies bring substantial financial, accounting, and operational knowledge to our board and qualify him to serve as one of our directors.
Theodore L. Tewksbury, Ph.D., age 66, has served as a member of our board of directors since May 2015. Dr. Tewksbury has served as the Chairman of Ouster, Inc., a provider of high-resolution digital lidar sensors, since February 2023. From November 2021 to February 2023, Dr. Tewksbury served as CEO of Velodyne Lidar, Inc. a provider of lidar sensor technologies that was acquired by Ouster, Inc. in February 2023. From August 2019 to November 2021, Dr. Tewksbury was CEO of ETA Compute, a provider of ultra-low power artificial intelligence solutions for the Internet-of-Things. From February 2017 to February 2019, Dr. Tewksbury was Chairman, President and CEO of Energy Focus, Inc., a provider of energy-efficient lighting systems and controls and ultraviolet-C light disinfection products. Dr. Tewksbury served as interim president and chief executive officer of Entropic Communications, a provider of semiconductor solutions for the connected home from November 2014 until MaxLinear’s acquisition of Entropic Communications in April 2015. Dr. Tewksbury also served as a director of Entropic Communications from September 2010 through April 2015. From 2013 to November 2014, Dr. Tewksbury was an independent consultant to technology companies. From 2008 to 2013, Dr. Tewksbury served as the president and chief executive officer and as a member of the board of directors of Integrated Device Technology, Inc., provider of a broad range of semiconductor solutions for the advanced communications, computing, consumer, automotive and industrial end-markets. Prior to joining Integrated Device Technology, Inc., he was the president and chief operating officer of AMI Semiconductor, a mixed signal semiconductor company from 2006 to 2008. Prior to that, Dr. Tewksbury served as managing director at Maxim Integrated Products, Inc., a provider of a broad range of linear and mixed-signal integrated circuits, from 2000 to 2006. Dr. Tewksbury was a member of the board of directors of the Global Semiconductor Alliance from 2011 to 2013. Dr. Tewksbury received a B.S. in Architecture and an M.S. and a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.
We believe that Dr. Tewksbury brings extensive general management and technical expertise to our board. As the former chief executive officer and director of two public companies in our industry, Dr. Tewksbury has relevant semiconductor company leadership and board experience. Moreover, Dr. Tewksbury has a strong technical background, which is an asset to our board given the technical nature of our products and product development processes.
Carolyn D. Beaver, age 65, has served as a member of our board of directors since December 2018 and as chairperson of the audit committee since February 2021. She has also served as a director and chairperson of the audit committee of Sonendo, Inc., a commercial-stage medical technology company providing dental technology systems, since October 2021, and as a member of the board of directors of MediciNova, Inc., a biopharmaceutical company focused on developing novel therapeutics for the treatment of serious diseases, since October 2020, and is currently chairperson of its audit committee and a member of its nominating and corporate governance and compensation committees. Ms. Beaver also served on the board of directors of Organovo Holdings, Inc., a biotechnology company, from February 2019 to September 2020 and as chair of its audit committee from September 2019 to September 2020. She was a director of Commerce National Bank, California, a full service community business bank, and chair of its audit committee and a member of its asset/liability committee from 2005 until the bank was acquired in 2013. Ms. Beaver previously held several positions at Sequenom, Inc., a life sciences testing company, including Chief Financial Officer and Senior Vice President from March 2015 to October 2016, Chief Financial Officer from June 2014 to March 2015, and Vice President and Chief Accounting Officer from June 2012 to June 2014. Ms. Beaver was previously Corporate Vice President and Controller of Beckman Coulter, Inc., a biomedical laboratory instrument and test company, from August 2005 until June 2012, and was named Chief Accounting Officer in October 2005, a position she held until July 2011, following the acquisition of Beckman Coulter, Inc. by Danaher Corporation. She also served as interim Chief Financial Officer of Beckman Coulter from July 2006 through October 2006. Ms. Beaver served as an audit partner with KPMG LLP, a global network of firms providing audit, tax, and advisory services, from 1987 to 2002. Ms. Beaver received a B.S. in Business Administration from California State Polytechnic University, Pomona.
We believe that Ms. Beaver’s financial, business, and accounting expertise, and experience at public companies of comparable size as well as large multinational companies give her valuable qualifications and skills to serve as one of our directors.

Required Vote
Directors are elected by a majority vote, which means that each of the three director nominees requires the votes cast for such nominee’s election to exceed the votes cast against such nominee’s election in order to be elected. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.
Recommendation
Our board of directors unanimously recommends a vote “FOR” the election of each of
Mr. Moyer, Dr. Tewksbury and Ms. Beaver as a Class II director.
* * * * *

Class III Directors Continuing in Office until the 2024 Annual Meeting
Kishore Seendripu, Ph.D., age 53, is a co-founder and has served as our Chairman, President, and Chief Executive Officer since our inception in September 2003. Dr. Seendripu has also served as a director since our inception in September 2003. From July 1998 to July 2002, Dr. Seendripu served in senior engineering roles, most recently as the director of RF & Mixed-Signal IC Design at Silicon Wave, Inc., a designer and developer of radio frequency systems-on-chip for use in wireless and broadband communication systems and products. From December 1997 to July 1998, Dr. Seendripu served as a member of the technical staff at Broadcom Corporation, a global designer, developer and supplier of a broad range of semiconductor and infrastructure software solutions. From 1996 to December 1997, Dr. Seendripu served as a radio frequency integrated circuit, or RFIC, design engineer at Rockwell Semiconductor Systems, a provider of semiconductor system solutions for personal communications electronics. From 1990 to 1992, Dr. Seendripu served as a research assistant at the Lawrence Berkeley National Laboratories. Dr. Seendripu received an M.S. in Materials Sciences Engineering and a Ph.D. in Electrical Engineering from the University of California at Berkeley, a B. Tech degree from the Indian Institute of Technology, Bombay, India, and an M.B.A. from the Wharton School, University of Pennsylvania.
We believe Dr. Seendripu’s more than twenty-five years of technical and management experience in the semiconductor industry bring valuable industry knowledge and practical experience to our board and qualify him to serve as one of our directors.
Thomas E. Pardun, age 79, has served as a member of our board of directors since July 2009. From December 2009 to September 2019, Mr. Pardun also served on the board of Finisar Corporation, a provider of optical communications components and subsystems. From February 2011 to May 2017, Mr. Pardun served on the board of Calix, Inc., a provider of broadband communications access systems and software. From June 2006 to July 2015, Mr. Pardun served on the board of CalAmp Corp., a provider of wireless communications solutions. From April 2007 to November 2015, Mr. Pardun served as non-executive chairman of the board of directors of Western Digital Corporation, a computer drive manufacturer and provider of data storage devices. Mr. Pardun also served as a director of Western Digital Corporation from January 1993 to November 2015, and from January 2000 to November 2001, he also served as chairman of its board of directors. From May 1996 to July 2000, Mr. Pardun served as president of MediaOne International, Asia-Pacific (formerly US West Asia-Pacific), an owner/operator of international properties in cable television, telephone services and wireless communications. From May 1993 to April 1996, Mr. Pardun served as president and chief executive officer of US West Multimedia Communications, Inc., a communications company, and from June 1988 to April 1993 held numerous other executive positions with US West, Inc. From June 1986 to May 1988, Mr. Pardun was president of the Central Group for Sprint, Inc., a telecommunications company, as well as president of Sprint’s West Division. From September 1984 to May 1986, he served as senior vice president of United Telecommunications, a predecessor company to Sprint. From June 1965 to August 1984, he held various positions at International Business Machines Corporation, a multinational technology corporation. Mr. Pardun received a B.B.A. in Economics and Marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University, and The Tuck School of Business at Dartmouth College.
We believe Mr. Pardun’s experience serving for many years in executive positions for large communications and technology companies, his long history in the technology industry, and his experience serving as a director and non-executive chairman for other public companies bring valuable industry knowledge and practical experience to our board and qualify him to serve as one of our directors.
Gregory P. Dougherty, age 63, has served as a member of our board of directors since March 2020. Mr. Dougherty also served as director of Fabrinet, a provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services, from February 2019 to January 2022. He also previously served as Chief Executive Officer of Oclaro Inc., a provider of optical components and modules for the long-haul, metro and data center markets, from June 2013 until its acquisition by Lumentum Holdings, a software and telecommunications company, in December 2018. He also served as a director of Oclaro Inc. from April 2009 to the completion of the sale in December 2018. Prior to Oclaro Inc., Mr. Dougherty served as a director of Avanex Corporation, a global provider of high-performance, intelligent, photonic products including optical components, modules and subsystems, from April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro Inc. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2003 to April 2004. He also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. Earlier in his career, Mr. Dougherty served as the Chief Operating Officer at SDL, a cross platform software development company from 1997 to 2001, when the company was acquired by JDS Uniphase Corporation, a designer and manufacturer of optical communications products, where he continued in the role until 2002. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics, a multinational telecommunications equipment company in the Optoelectronics Strategic

Business Unit. Mr. Dougherty currently serves on the board of directors of Infinera Corporation, a semiconductor manufacturer and global supplier of networking solutions, and IPG Photonics Corporation, a developer and manufacturer of high-performance fiber lasers, fiber amplifiers and diode lasers. Mr. Dougherty received a B.S. in optics from the University of Rochester.
We believe that Mr. Dougherty’s experience serving in executive positions for public technology companies, his long history in the technology industry, and his experience serving as a director, including lead independent director, for other public companies bring valuable industry knowledge and practical experience to our board and qualify him to serve as one of our directors.
Class I Directors Continuing in Office until the 2025 Annual Meeting
Daniel A. Artusi, age 68, has served as a member of our board of directors since November 2018. Mr. Artusi previously served as director of Minim, Inc., a networking company providing software solutions for the Wi-Fi market, from December 2020 to December 2022 and VisIC Technologies, a privately held power semiconductor device company in the automotive, data center and industrial markets, from January 2019 to December 2022. From 2015 to 2018, Mr. Artusi served as Vice President in the Client Computing Group and General Manager for the connected home division at Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms. Prior to Intel, Mr. Artusi served as Chief Executive Officer of Lantiq Deutschland GmbH, a fabless semiconductor company, from 2012 until its acquisition by Intel in 2015. From 2009 to 2015, Mr. Artusi served as an operating executive with Golden Gate Capital, a private equity firm. From 2007 to 2008, Mr. Artusi served as President and Chief Executive Officer and as a board member of Conexant Systems, Inc., a designer and developer of semiconductor system solutions, comprised of semiconductor devices, software and reference designs, and from 2005 to 2007, Mr. Artusi served as chairman and Chief Executive Officer of Coldwatt, Inc., a provider of high efficiency power supplies for the communications and computer industry. From April 2005 to June 2005, Mr. Artusi was an individual investor. From January 2003 to April 2005, he served as the President of Silicon Laboratories Inc., a designer and developer of analog-intensive, mixed-signal solutions, and from January 2004 to April 2005, he also served as the Chief Executive Officer and as a board member of Silicon Laboratories. From 2001 to 2004, he served as Chief Operating Officer of Silicon Laboratories Inc. From 1977 until joining Silicon Laboratories Inc., Mr. Artusi held various management and executive positions in the semiconductor business at Motorola Inc., a multinational telecommunications company. Mr. Artusi currently serves on the board of directors of privately held technology companies GenXComm, Inc., a communications company, and New Charter Technologies, Inc., an IT services platform company, as well as the Engineering Advisory Board of the Cockrell School of Engineering at the University of Texas at Austin. Mr. Artusi studied electrical engineering at the Instituto Tecnologico de Buenos Aires (ITBA) in Argentina.
We believe that Mr. Artusi’s financial and business expertise, including a diversified background in the semiconductor industry, give him valuable qualifications and skills to serve as one of our directors.
Tsu-Jae King Liu, Ph.D., age 59, has served as a member of our board of directors since March 2021. Dr. Liu has also served as Dean and Roy W. Carlson Professor of Engineering in the College of Engineering at the University of California, Berkeley (UC Berkeley) since July 2018 and as a director of Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, since July 2016. She previously held a distinguished professorship endowed by Taiwan Semiconductor Manufacturing Company, Ltd., a multinational semiconductor manufacturer, in the Department of Electrical Engineering and Computer Sciences at UC Berkeley from July 2014 to July 2018. Dr. Liu has also served as Vice Provost, Academic and Space Planning, and Senior International Officer at UC Berkeley from October 2016 to June 2018. Dr. Liu has over 25 years of experience in higher education in a range of faculty and administrative roles, including Associate Dean for Academic Planning and Development, College of Engineering in 2016, Chair of the Department of Electrical Engineering and Computer Sciences from July 2014 to June 2016, and Associate Dean for Research in the College of Engineering from 2008 to 2012. Her achievements in teaching and research have been recognized by a number of honors, including election to the U.S. National Academy of Engineering and induction into the Silicon Valley Engineering Hall of Fame. Dr. Liu was Co-founder and President of Progressant Technologies, a start-up company that developed negative differential resistance transistor technology, from May 2000 to October 2004. Dr. Liu served on the board of the Center for Advancing Women in Technology from October 2014 to May 2016. Dr. Liu received a B.S., M.S., and Ph.D. degree in Electrical Engineering from Stanford University.
We believe that Dr. Liu’s academic research and contributions to engineering, semiconductor industry technical and business expertise, and entrepreneurial background as founder of a company within our industry give her valuable qualifications and skills to serve as one of our directors.
* * * * *

PROPOSAL NUMBER 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act (and specifically Section 14A of the Securities Exchange Act of 1934, as amended), we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
Compensation Program and Philosophy
Our compensation committee establishes our executive compensation philosophy and oversees our executive compensation programs. We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program. At our 2011 annual meeting of stockholders, we held our first non-binding, advisory stockholder vote on executive compensation under the Dodd-Frank Act. Since 2012, the advisory vote on executive compensation received approximately 95% or greater support of the votes cast by stockholders in each year. As an advisory vote, the results of this stockholder vote are not binding upon us; however, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and considered the outcome of this vote when it made compensation decisions for named executive officers. We hold an advisory vote every year, which we believe allows for a meaningful evaluation period of performance against our compensation practices.
Under our compensation committee’s supervision, we have implemented compensation policies, plans, and programs intended to achieve the following objectives:
•to attract and retain talented and experienced executives;
•to motivate and reward executives whose knowledge, skills and performance are critical to our success;
•to ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and
•to incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.
Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which describes our executive compensation program and contains information about the fiscal year 2022 compensation of our named executive officers. The compensation committee and our board of directors believe that our compensation design and practices are effective in implementing our executive compensation goals.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders hereby approve, on an advisory basis in a non-binding vote, the compensation of MaxLinear, Inc.’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the section captioned “Executive Compensation,” the subsection captioned “Compensation Discussion and Analysis,” the tabular disclosures regarding executive compensation, and the accompanying narrative disclosures set forth in the proxy statement relating to MaxLinear’s 2023 annual meeting of stockholders.”
Required Vote
The affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2022. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast affirmatively or negatively, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.
Recommendation
Our board of directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.
* * * * *
PROPOSAL NUMBER 3
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
As required by the Dodd-Frank Act and Section 14A of the Exchange Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as Proposal Number 2 of this proxy statement. In particular, we are asking our stockholders to vote to approve on an advisory basis whether the advisory vote on named executive officer compensation should occur once every year, every two years or every three years.
After considering this agenda item, our board of directors has determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for MaxLinear. The board of director’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted, and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board of directors and the compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on named executive officer compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for MaxLinear, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our board of directors recommends that the advisory vote on named executive officer compensation be held every year.
Required Vote
The choice of frequency that receives the highest number of votes will be considered the advisory vote of our stockholders. You may vote for a frequency of every “ONE YEAR,” “TWO YEARS,” OR “THREE YEARS,” or “ABSTAIN.” A properly executed proxy marked “ABSTAIN” with respect to the frequency of the stockholder vote on named executive officer compensation will not be deemed to be cast affirmatively or negatively with respect to such proposal although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will not affect on the outcome of this proposal.
Even though your vote is advisory and, therefore, will not be binding on MaxLinear, the board of directors and the compensation committee value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, our board of directors may decide that it is in the best interests of our stockholders and MaxLinear to hold an advisory vote on named executive officer compensation more or less frequently than the option voted by our stockholders.
Recommendation
Our board of directors unanimously recommends a vote of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on named executive officer compensation.
* * * * *

PROPOSAL NUMBER 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Grant Thornton LLP as MaxLinear’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023 and recommends that stockholders vote in favor of the ratification of such appointment.
Ratification of Appointment
At the annual meeting, stockholders are being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
Notwithstanding Grant Thornton LLP’s appointment and even if stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of MaxLinear and its stockholders. Our audit committee is submitting the appointment of Grant Thornton LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.
Representatives of Grant Thornton LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Required Vote

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.
Recommendation
Our board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
* * * * *

Principal Accounting Fees and Services
The following table sets forth the aggregate fees for audit and other accounting services provided by Grant Thornton LLP for the years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees(1)	$1,322,706	$1,205,650
Audit-Related Fees	—	—
Tax Fees(2)	113,400	32,600
All Other Fees	—	—
Total	$1,436,106	$1,238,250
______________________
(1)    Audit fees consist of fees billed or to be billed by Grant Thornton LLP, including professional services rendered for quarterly, annual and other SEC filing activities, along with those audit services related to acquisitions, if any.

(2)    Tax fees consist of fees billed or to be billed by Grant Thornton LLP, including professional services rendered for tax compliance.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services falling within the four categories below expected to be rendered by the firm during that year and the related fees to the audit committee for approval.
1.    Audit services include audit work performed on the financial statements, as well as work, including information systems and procedural review and testing, that is required to be performed by the independent registered public accounting firm to allow the firm to form an opinion on our financial statements. Audit services also include services that only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and statutory audits.
2.    Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and/or internal control over financial reporting or that are traditionally performed by the independent registered public accounting firm and include due diligence related to mergers and acquisitions, audits of employee benefit plans and special procedures required to meet certain regulatory requirements.
3.    Tax services include services such as tax compliance, tax planning and tax advice, as long as such services do not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.
4.    All other services are those services not captured in the audit, audit-related, or tax categories.
Prior to engagement, the audit committee pre-approves the independent registered public accounting firm’s services within each of the four categories described above and the fees for each category are budgeted. The audit committee requires the independent registered public accounting firm and management to report actual fees versus the budgeted amount periodically throughout the year by category of services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee may delegate pre-approval authority to one or more of its members provided that such member must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Grant Thornton LLP is consistent with maintaining Grant Thornton LLP’s independence. All of the services of Grant Thornton LLP for 2021 and 2022 described above were pre-approved by the audit committee.
Report of the Audit Committee
The audit committee assists the board in fulfilling its oversight responsibility over MaxLinear’s financial reporting process, internal controls, internal audit, enterprise risk management and assessment, including the adequacy and effectiveness of the Company’s information security policies and its internal controls regarding information security, and its oversight of the Company's global ethics and compliance program. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on November 5, 2009 and most recently approved an amendment of the charter on February 15, 2023. The charter is available on our website by visiting www.maxlinear.com and clicking through “Investors,” “Corporate Governance,” “Governance,” “Governance Documents,” and “Audit Committee Charter.”
Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Grant Thornton LLP, the Company’s independent registered public accounting firm since 2016, is responsible for auditing MaxLinear’s financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States of America, MaxLinear’s financial condition, results of operations, cash flows, and the effectiveness of internal control over financial reporting, and has issued its reports thereon.
The audit committee is solely and directly responsible for the appointment, compensation, retention and oversight of MaxLinear’s independent registered public accounting firm and regularly solicits and evaluates feedback from both management and the auditor in carrying out this responsibility. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
During fiscal 2022, the Audit Committee met a total of 11 times, and also met and held discussions with management and Grant Thornton LLP, and the internal auditor. The meetings were conducted so as to encourage communication among the members of the audit committee, management and the independent registered public accounting firm. The audit committee discussed with Grant Thornton LLP the overall scope and plan for its audit. The audit committee met regularly with Grant Thornton LLP, with and without management present, to discuss the results of its audit, its evaluation of MaxLinear’s internal control over financial reporting and the overall quality of MaxLinear’s accounting practices. As part of these discussions, the Audit Committee reviewed and discussed with management and Grant Thornton LLP the audited consolidated financial statements for the year ended December 31, 2022 prior to the presentation of financial statements to stockholders and, as appropriate, initiated inquiries into various aspects of MaxLinear’s financial affairs and internal controls, including cybersecurity related controls, on at least a quarterly basis. Management represented to the committee that MaxLinear’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Our board of directors, including the audit committee, received an opinion of Grant Thornton LLP as to the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
The committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), and the Commission.
The audit committee has received and discussed with the independent registered public accounting firm the auditor’s independence from MaxLinear and its management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with, or has compromised, the auditor’s independence. The committee has concluded that the independent registered public accounting firm is independent from MaxLinear and its management.

Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, MaxLinear’s audited consolidated financial statements for the year ended December 31, 2022 for filing with the Securities and Exchange Commission as part of our Annual Report on Form 10-K. The committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.The members of the committee believe that the continued retention of Grant Thornton LLP to serve as the independent registered public accounting firm is in the best interests of MaxLinear and its stockholders.
The Audit Committee
Carolyn D. Beaver (Chair)
Albert J. Moyer
Thomas E. Pardun
Theodore L. Tewksbury, Ph.D.
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by MaxLinear under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent MaxLinear specifically incorporates the Report of the Audit Committee by reference therein.

PROPOSAL NUMBER 5

AMEND MAXLINEAR’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

The State of Delaware, which is our state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of our officers from liability in specific circumstances, as permitted by Delaware law. The Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in our being able to attract and retain quality officers to work on our behalf.
The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and our stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein.
Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED, that our stockholders approve an amendment to our amended and restated certificate of incorporation to amend and restate Section A of Article VIII to read as follows:
A. Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.” In order to effect the amendment to our Certificate of Incorporation to reflect Delaware law provisions regarding officer exculpation, if approved by the stockholders, the Company would then file the Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

Required Vote

Ratification of the amendment to our Certificate of Incorporation to reflect Delaware law provisions regarding officer exculpation requires the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes are treated as votes against this proposal. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting “AGAINST” this proposal.

Recommendation

Our board of directors unanimously recommends a vote “FOR” the proposal to amend our Certificate of Incorporation to reflect the Delaware law provisions regarding officer exculpation.

* * * * *

EXECUTIVE OFFICERS
The names of our executive officers, their ages, their positions with MaxLinear, and other biographical information as of March 25, 2023, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Kishore Seendripu, Ph.D.	53	Chairman, President and Chief Executive Officer
Steven Litchfield	53	Chief Financial Officer and Chief Corporate Strategy Officer
Connie Kwong	44	Corporate Controller and Principal Accounting Officer
William G. Torgerson	55	Vice President and General Manager, Broadband Group
Michelle Sayer	49	General Counsel
Kishore Seendripu, Ph.D. For a brief biography of Dr. Seendripu, please see “Class III Directors Continuing in Office Until the 2024 Annual Meeting.”
Steven Litchfield has served as our Chief Financial Officer and Chief Corporate Strategy Officer since July 2018. Mr. Litchfield previously served as Executive Vice President and Chief Strategy Officer of Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions that was acquired by Microchip Technology, Inc., a developer and manufacturer of smart, connected and secure embedded control solutions, in May 2018. Mr. Litchfield served in that position from 2009 until the closing of the acquisition by Microchip Technology, Inc. Previously, he served as Microsemi Corporation’s Vice President, Analog and Mixed Signal Group from 2006 to 2009, as its Vice President, Corporate Marketing and Business Development from 2003 to 2006, and as its Director, Business Development from 2001 to 2003. Prior to joining Microsemi Corporation, Mr. Litchfield was an equity research analyst at Banc of America Securities, an investment banking subsidiary of Bank of America Corp., a multinational financial services company, and a production engineer at Toyota Motor Corporation, a multinational automotive manufacturer. Mr. Litchfield also serves on the board of directors of several early stage technology companies that are not publicly traded. He received a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the University of Southern California Marshall School of Business.
Connie Kwong has served as our Corporate Controller and Principal Accounting Officer since February 2016. Previously, Ms. Kwong served as our Assistant Corporate Controller from March 2015 to February 2016. Prior to joining MaxLinear, Ms. Kwong was the controller of a privately held computer services company from October 2013 to March 2015 and a senior audit manager of SingerLewak LLP, an accounting, tax and advisory services firm from May 2008 to October 2013. Ms. Kwong received a B.A. in Business Economics from the University of California, Los Angeles.
William G. Torgerson has served as our Vice President and General Manager, Broadband Group since February 2016 and previously served as our Vice President, Worldwide Sales from May 2017 until August 2018 and Vice President, Global Sales from November 2012 to February 2016. From August 2007 to August 2011, Mr. Torgerson served as Vice President of America Sales for Standard Microsystems Corporation, a fabless semiconductor company that was acquired by Microchip Technology Inc., a developer and manufacturer of smart, connected and secure embedded control solutions, in 2012. From May 2003 to February 2007, Mr. Torgerson was the Vice President of Global Sales at StarGen, Inc., a provider of semiconductors for networking and telecommunications equipment that was acquired by Dolphin Interconnect Solutions, a high-speed data communications manufacturer, in 2007. From March 2000 to May 2003, he served as Director of America Sales at PLX Technology, a designer, developer, and manufacturer of integrated circuits that was acquired by Avago Technologies Limited in 2014. From August 1997 to March 2000, Mr. Torgerson served in various capacities including applications engineer, sales manager, and worldwide strategic account manager at Actel, Corp., a provider of field programmable gate arrays that was subsequently acquired by Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions that was acquired by Microchip Technology, Inc. Mr. Torgerson received a BSEE degree from the University of Alabama, Huntsville and an M.B.A. from the University of New York, Stonybrook.
Michelle Sayer was appointed General Counsel in May 2022 and Chief Compliance Officer in February 2023. She previously served in numerous roles at Broadcom Corporation, a global designer, developer and supplier of a broad range of semiconductor and infrastructure software solutions from 2006 to 2016, culminating as Vice President Deputy General Counsel. She also served as General Counsel at Panasonic Avionics, a designer and manufacturer of in-flight entertainment, connectivity, and digital solutions and services, in 2017 and Chief Legal Officer at Kyriba Corp, a SaaS solutions company, from February 2021 to May 2021. Ms. Sayer also currently serves on the board of directors of the Lung Cancer Foundation of America. Ms. Sayer received a J.D. from Loyola Law School and a B.S. in Business Administration from the University of Southern California.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis reviews and discusses the compensation programs and policies for our principal executive officer, principal financial officer, and three (3) additional executive officers who were collectively our most highly compensated executive officers in fiscal 2022 as determined by the rules of the Securities and Exchange Commission, or SEC. For 2022, these executive officers were Kishore Seendripu, Ph.D., our chairman, president, and chief executive officer; Steven Litchfield, our chief financial officer and chief corporate strategy officer; William G. Torgerson, our vice president and general manager, broadband group; James Lougheed, our vice president, marketing, high performance analog; and W. Kelly Jones, our vice president, worldwide operations. As a group, we refer to these executive officers as our “named executive officers,” and they are identified in the summary compensation table provided below.
Compensation Best Practices

•Relative heavier weighting on equity compensation than our peers, at the 75th percentile is intended to align stockholder and management interests
•75% of annual equity incentives for our CEO and CFO (other than the 2022 additional equity awards discussed below) are performance-based restricted stock units that will vest at the target (100%) of number of units if our relative percentile rank for annual growth in revenue and non-GAAP EPS vs. a designated peer group over three years equals or exceeds the 50th percentile; up to a 250% maximum may be achieved in year three if performance at or above the 75th percentile is achieved; no performance-based restricted stock units will vest if achievement is less than the 25th percentile

•25% of annual equity incentives for our CEO and CFO are time-based, and for certain named executive officers is also back-end loaded as a retention tool
•We regularly compare our executive compensation to our peer group, updating when needed for growth in our business
•We impose limits or caps on incentive award payouts
•We have claw-back policies that apply to executive incentive compensation that are triggered by a financial restatement caused by fraud or intentional misconduct
•Stock ownership guidelines for officers and directors
•Annual “say on pay” vote
Objectives of Executive Compensation Programs
The principal objectives of our executive compensation programs are the following:
•to attract and retain talented and experienced executives;
•to motivate and reward executives whose knowledge, skills, and performance are critical to our success;
•to ensure fairness among our executive management team by recognizing the contributions each executive makes to our success; and
•to incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.
Compensation Philosophy and Review Process; Long-Term Equity Incentive Program
We have attempted to create an executive compensation structure that aligns executive incentives with the long-term growth objectives of MaxLinear, including long-term share price appreciation. In that regard, our executive compensation programs have tended to place a relatively heavier weighting on equity compensation than our peers. Equity compensation for executives currently consists of three elements: restricted stock units with performance-based vesting tied to our financial and operating performance relative to a peer group over three years; restricted stock units with time-based vesting over four years, with some incentive awards carrying a heavier weighting of vesting toward the third and fourth year as an executive retention tool; and shares of common stock issued under our Executive Incentive Bonus Plan, pursuant to which the compensation committee establishes annual corporate and individual performance objectives for purposes of determining awards under the plan. The allocations among these forms of equity incentives varies among the named executive officers, as described in further detail in this discussion. Relative to our other executive officers, our chief executive officer and chief financial officer have a larger weighting of their equity compensation based on established corporate performance conditions.

On a periodic basis our compensation committee engages Compensia, an independent compensation consulting firm, to assist the committee in identifying an appropriate peer group, evaluating compensation trends among that peer group, and determining levels of compensation for our executive officers. The compensation committee, with assistance from Compensia, conducted a review of our compensation program in October 2021 for purposes of setting 2022 compensation for executive officers.
As part of the compensation review, the compensation committee, in consultation with Compensia, updated our compensation peer group to reflect a set of companies with financial and operational metrics comparable to those of MaxLinear after giving effect to the substantial growth in the business. For example, our revenue has grown 26% from 2021 to 2022. The compensation study also reflected increased market pay due in part to inflation. For purposes of compensation increases, the compensation committee determined to maintain its heavier weighting of equity compensation levels with a target of the 75th percentile of the revised peer group and to maintain cash compensation at approximately the median, or 50th percentile, of the revised peer group. As a result of these targets for the individual elements of compensation, total direct compensation for executive officers should fall somewhere between the median and 75th percentile.
The following chart presents MaxLinear’s CEO pay percentile rank relative to total stockholder return, or TSR, percentile rank over the past three years (2020 to 2022) measured against a designated peer group of companies that is more broadly representative of our industry than the peer group developed with Compensia and is used for benchmarking levels of compensation.

3-Year CEO Pay for Performance Analysis
CEO Pay Percentile Rank (3-Year Average)
100%
75%
50%
25%
0%
MaxLinear, Inc.
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The following chart presents the components of MaxLinear’s 2022 CEO, CFO, and average other NEO compensation, including salary, bonus, performance-based and time-based equity incentives, and other benefits.
Compensation at risk: 75% of CEO, 72% of CFO, and 38% of average other NEO compensation is in the form of performance-based equity incentives and bonuses that are subject to Company performance.
We believe our compensation programs have been effective in encouraging long-term share ownership by management and in aligning stockholder and management interests generally by directly linking the issuance of shares of common stock to our financial performance relative to our peer group. Our long-term equity incentive program for executives in 2022 consisted of the following:
•A significant portion of each executive’s restricted stock unit awards are in the form of performance-based restricted stock units that will only vest subject to satisfaction of financial performance milestones relative to a peer group of companies.
•For our chief executive officer and chief financial officer, annual equity incentive grants (other than the 2022 additional equity awards discussed below) were weighted 75% to performance-based restricted stock units with the balance of 25% to time-based restricted stock units. For other named executive officers, the annual awards received equal weighting between performance-based restricted stock units and time-based restricted stock units.

•An additional incentive time-based restricted stock unit award was made to three of our named executive officers for retention purposes.
•An additional incentive performance-based restricted stock unit award was made mid-year to all named executive officers for retention purposes.
•Under our performance-based share award structure, the performance-based restricted stock units are eligible to vest at the target number of units (100%) over a period of up to three years if our relative percentile rank in performance against a designated peer group of semiconductor companies with respect to our annual growth rate in net sales and non-GAAP diluted earnings per share (subject to certain adjustments) over a defined baseline relative to the growth rates for this peer group (which is broader than the compensation peer group identified by Compensia) for the same metrics and periods equals or exceeds the 50th percentile. The Company’s relative percentile rank in net sales and non-GAAP diluted earnings per share is determined by ranking the designated peer group companies (including MaxLinear) from the highest to the lowest according to their annual growth rate in each metric for the performance year, then calculating the percentile ranking of MaxLinear relative to other companies in the designated peer group, which is identified under “Equity-Based Incentives,” below. If our relative percentile rank for each metric at year-end is less than the 25th percentile, no shares will vest. If our relative percentile rank for these metrics is greater than the 25th percentile, vesting may range from 50% up to a maximum 250% of target; such maximum may be achieved in year three if performance at or above the 75th percentile is achieved. Sixty percent (60%) of each performance-based award is subject to the net sales metric for the performance period and 40% is subject to the non-GAAP diluted earnings per share metric for the performance period.
•For our named executive officers, time-based awards vest annually over four years, and with respect to additional incentive awards made to certain named executive officers to align with long-term retention objectives (these 2022 additional equity awards are discussed below), vesting is back-end loaded. Annual vesting for those additional equity incentive awards takes place as follows: 10% in year 1, 20% in year 2, 30% in year 3 and 40% in year 4. In determining vesting for new time based awards, the committee’s decision-making is generally based on an evaluation of the then-unvested equity position of each executive officer and the committee’s consideration of long-term retention incentives for that individual officer. Accordingly, our vesting terms for executive officer equity incentive awards frequently vary, and we do not maintain a “standard” vesting schedule for executive officer refresh grants.
Determination of Allocations Between Cash and Equity
Our compensation committee generally determines allocations of compensation between cash and equity or among different forms of non-cash compensation based on its review of typical allocations within our general compensation peer group and influenced by the compensation philosophy described above. The compensation committee has not adopted, however, and has no current plans to adopt, any policy requiring a specific allocation between cash and equity compensation or between short-term and long-term compensation, and as noted above, relative to our peers, our compensation programs have typically been weighted heavily towards equity compensation. In the course of its deliberations, our compensation committee reviews each component of compensation, how they relate to each other, and in particular how they relate to and affect total compensation. Our compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether long-term incentives in the form of equity, including awards tied to our financial performance relative to our peer group, or short term annual incentives tied to corporate and individual performance objectives. In that regard, we expect to continue to use equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value. Bonus programs we have implemented in the past were, and we expect any future programs will be, substantially tied to annual financial performance targets.
Role of Our Compensation Committee
Our compensation committee has responsibility for determining the compensation of all executive officers. Our compensation committee operates under a written charter adopted by our board of directors, which establishes the duties and authority of our compensation committee. The fundamental responsibilities of our compensation committee are as follows:
•to oversee our overall compensation philosophy, compensation plans, and benefit programs and to make recommendations to our board of directors with respect to improvements or changes to such plans;

•to review and approve all cash and equity compensation arrangements for our executive officers (including our chief executive officer); and
•to oversee and administer our equity compensation plans.
Our compensation committee is comprised of the following non-employee members of our board of directors: Thomas E. Pardun, who chairs our compensation committee, Daniel Artusi, and Tsu-Jae King Liu, Ph.D. Each of Mr. Pardun, Mr. Artusi, and Dr. Liu is an independent director under the rules of Nasdaq, and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our compensation committee has the authority under its charter to engage the services of outside advisors and experts and, as noted, has regularly retained Compensia, an independent executive compensation consulting firm, to assist the committee in its evaluations of our compensation programs. Aggregate fees paid for Compensia’s services to our compensation committee did not exceed $120,000 during 2022 or in any prior fiscal year.
Kishore Seendripu, Ph.D., our chairman, president, and chief executive officer, supports our compensation committee’s work by providing information relating to our financial plans, performance assessments of our officers, and other personnel-related data. In particular, as the person to whom our other named executive officers directly report, Dr. Seendripu is responsible for evaluating each individual officer’s contribution to corporate objectives as well as their performance relative to individual objectives (other than himself). He makes recommendations to our compensation committee with respect to base salary adjustments, targets under our annual incentive programs, and awards under our equity incentive plan other than for himself. Our compensation committee is not required to follow any recommendations of Dr. Seendripu and exercises its discretion in modifying, accepting, or rejecting any recommended adjustments or awards. Without the participation of Dr. Seendripu, our compensation committee, as part of the annual review process, conducts a similar evaluation of his contribution and individual performance and makes determinations with respect to any base salary adjustments, targets under any annual incentive programs (which have typically been settled in shares of our common stock), and restricted stock units or other equity incentives.
Competitive Market Review
The market for experienced management is highly competitive in the semiconductor industry. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting management from companies ranging from established players with multibillion dollar revenues to entrepreneurial, early-stage companies. We are fortunate that many members of our executive management team have long tenures with us, but from time to time, we also have been required to recruit new executive officers. As a result of this recruitment and more generally with respect to executive officer recruitment and retention, we need to ensure that our executive compensation programs provide sufficient recruitment and retention incentives as well as incentives to achieve our long-term strategic business and financial objectives. We expect competition for individuals with our required skill sets, particularly technical and engineering skills, to remain intense even in weak global macroeconomic environments.

For purposes of 2022 compensation decisions, our compensation committee reviewed the data from the following peer group, which reflects a set of relatively larger companies that is consistent with the substantial increase in the Company’s market capitalization, revenues, and business scope since the previously established peer group review for 2021 compensation decisions completed in 2020.
Peer Group for Purposes of 2022 Compensation

•	Allegro MicroSystems, Inc.*	•	II-VI, Inc.*	•	Silicon Laboratories, Inc.
•	Alpha & Omega Semiconductor, Inc.	•	Infinera Corporation	•	Synaptics, Inc.*
•	Ambarella, Inc.	•	Knowles Corporation	•	Tower Semiconductor Ltd.*
•	Ciena Corporation*	•	Lattice Semiconductor Corporation	•	Viasat, Inc.*
•	Cirrus Logic, Inc.	•	Lumentum Operations, LLC*	•	Vicor Corporation
•	Diodes, Inc.	•	MACOM Technology Solutions Holdings, Inc.	•	Vishay Intertechnology, Inc.*
•	Enphase Energy, Inc.*	•	Monolithic Power Systems, Inc.	•	Wolfspeed, Inc.
•	Extreme Networks, Inc.*	•	Power Integrations, Inc.
•	GoPro, Inc.*	•	Semtech Corporation
* Additions to the 2022 peer group that were not included in the 2021 peer group. Acacia Communications, Inc., Dialog Semiconductor PLC, and Inphi Corporation were removed from the 2022 peer group due to acquisition and NETGEAR, Inc., Rambus, Inc. and SMART Global Holdings, Inc. were also removed.
Elements of Executive Compensation
Our executive compensation program currently consists, and is expected to continue to consist, of the following components:
•base salary;
•annual incentive compensation, which in recent years we have paid in the form of equity-based awards under our equity incentive plan;
•equity-based incentives, principally in the form of time-based vesting of restricted stock units and performance-based vesting of restricted stock units tied to our financial performance relative to a separate, broader peer group than the group used for general compensation determinations; such peer group is identified under “Equity-Based Incentives,” below;
•benefits (on substantially similar terms as provided to our other employees); and
•severance/termination protection, including in connection with certain change of control transactions, which are described in greater detail in this section.
The determination of our compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on its view of the relative importance of each component in meeting our overall objectives and factors relevant to the individual executive and in consideration of aligning management’s interest with the stockholders’ interest.

Base Salary
The following table sets forth our base 2022 base salary levels for each of our named executive officers. Such base salaries were established in November 2021 in connection with our annual executive compensation review. The compensation committee increased executive base salaries effective January 1, 2022, consistent with its historic philosophy to set base salaries at approximately the median of our peer group. For example, for 2022, the median chief executive officer base salary within our peer group was $712,000 (compared to $700,000 for Dr. Seendripu), and the median chief financial officer base salary was $421,000 (compared to $425,000 for Mr. Litchfield).

Executive Officer	Annual Base Salary	Annual Base Salary
	2021	2022
Kishore Seendripu, Ph.D.	$625,000	$700,000
Steven Litchfield	$390,000	$425,000
William G. Torgerson	$370,000	$400,000
James Lougheed	$315,000	$360,000
W. Kelly Jones	$335,000	$360,000
Mr. Lougheed and Mr. Jones were not named executive officers in 2021.
Annual Incentive Program for 2022 Corporate Performance Period
Our compensation committee periodically reviews our philosophy and practices concerning annual incentive compensation. Our compensation committee believes that our continuing focus on revenue generation and achieving specific financial and operating performance metrics supports implementation of an incentive program with payouts earned through achievement of identified corporate objectives and individual performance. Accordingly, our executive incentive bonus plan establishes award targets, corporate objectives, and potential adjustments for each executive officer at various levels of under-performance or over-performance.
In making its decisions whether financial targets have been achieved under our executive incentive bonus plan, our compensation committee has the authority to make appropriate adjustments to the targets for the expected effects of any acquisitions or other approved business plan changes made during the course of the particular corporate performance period; to adjust revenue as it determines appropriate to exclude certain non-recurring items under generally accepted accounting principles such as gains or losses on sales of assets; and to adjust our reported operating income or loss to exclude certain charges from our operating expenses, including stock compensation expense, bonus plan accruals, restructuring and impairment charges, any acquisition related charges, and expenses associated with litigation or other regulatory matters. For purposes of determining the portion of awards based on individual performance, the standard is subjective based on the compensation committee’s discretion and views with input from Dr. Seendripu relating to the performance of executive officers reporting to him.
2022 Bonus Awards
Bonus awards for named executive officers under our executive incentive bonus plan for the 2022 corporate performance period were based on target metrics for revenue and non-GAAP operating income carrying weightings relevant to the individual executive’s functional department, as applicable, as well as a subjective individual performance metric. Relative to the aggregate 2022 bonus opportunity, revenue carried a 50% weighting and non-GAAP operating income carried a 40% weighting for the vice president and general manager, broadband group, vice president, marketing, high performance analog and vice president, worldwide operations. For the chief executive officer and chief financial officer, bonus awards were based on a roll-up of achievement levels of each department with equal weighting for all departments. The balance of the remaining bonus opportunity, or 10%, was based on our compensation committee’s discretionary views of each executive’s individual performance (informed with respect to Dr. Seendripu’s direct reports by his input to the compensation committee). For each financial performance objective, our compensation committee established a minimum threshold condition that was required to be achieved before the objective was deemed satisfied. Awards were then to be determined on a linear, percentage basis for performance between the minimum threshold and target level of performance, with the bonus amount allocable to the objective being 100% earned at target performance. For performance better than target, awards were eligible for upward adjustment on a linear, percentage basis, subject to a cap at 150% of the target award opportunity allocable to each corporate performance metric and a 200% of the target award opportunity allocable to individual performance.

Actual revenues and non-GAAP operating income for 2022 exceeded the applicable targets of $1.07 billion and $341 million, respectively, and corporate bonus payouts are capped at 150% for achievement of revenues and non-GAAP operating income at or above $1.17 billion and $375 million, respectively. In February 2023, each of the named executive officers received bonus awards based on corporate and individual performance at an aggregate payment ratio in the range of approximately 127% to 133% for the 2022 performance period. Both revenue and operating income targets were achieved and accrued at 125% and 142%, respectively. The individual performance elements part of the executive bonus was subjectively determined, and the corresponding accruals varied between 73% and 135% of the target level. Once again, bonus payments with respect to the individual performance element was, consistent with prior years, largely subjective.
Bonus Payments
Actual bonus amounts for each of the named executive officers under the executive incentive bonus plan for the 2022 corporate performance period are set forth below (and the amount of such bonus awards is separated for each named executive officer based on corporate performance targets and individual performance). Bonus targets as a percentage of base salary were established in November 2021 in connection with our annual executive compensation review and were set based on competitive market data.

Executive Officer	Total 2022 Bonus Targets		2022 Bonuses
	% Base Salary	Target ($)	Corporate Targets ($)	Individual Performance ($)	Total Bonus ($)
Kishore Seendripu, Ph.D.	125%	875,000	1,047,058	64,192	1,111,250
Steven Litchfield	75%	318,750	381,428	31,353	412,781
William G. Torgerson	75%	300,000	358,991	30,000	388,991
James Lougheed	65%	234,000	280,013	25,740	305,753
W. Kelly Jones	70%	252,000	301,553	34,020	335,573
Equity-Based Payments
All executive bonus awards for the 2022 performance period were settled in shares of our common stock in February 2023, with the amount calculated by dividing the cash equivalent bonus award by the closing price of our common stock in trading on Nasdaq on the date of board approval of the award. The number of shares otherwise issuable in connection with bonus awards to executive officers were reduced by an amount equal to applicable withholding taxes, which we remitted in cash to applicable governmental authorities.
Equity-Based Incentives
We currently grant equity-based incentives to employees, including our executive officers, under our 2010 Equity Incentive Plan, in order to create a corporate culture that aligns employee interests with stockholder interests. Other than the issuance of shares to our founders when we were first incorporated, our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company. We have not granted, nor do we intend to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, we have not timed, nor do we intend to time, the release of material, nonpublic information based on equity award grant dates. Our compensation committee regularly approved award grants and set fixed future award dates.
The 2010 Equity Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other stock-based awards. All equity incentive plans and awards are administered by our compensation committee under the delegated authority established in our compensation committee charter.

Since 2019, a significant portion of each named executive’s restricted stock unit awards is in the form of performance-based restricted stock units that only vest subject to satisfaction of financial and operating performance milestones intended to align the release of a significant portion of stock-based compensation with our financial performance measured against a designated peer group of companies that is more broadly representative of our industry than the peer group developed with Compensia and used for benchmarking levels of compensation. In 2022, annual equity incentive awards to our chief executive officer and chief financial officer were weighted 75% to performance-based vesting and 25% to time-based vesting, with an additional performance-based award made mid-year for retention purposes. For other named executive officers, the equity incentive awards were weighted 50% to performance-based vesting and 50% to time-based vesting. In addition, as noted above, for certain additional time-based incentive awards to named executive officers, the compensation committee has granted such awards with a heavier weighting of vesting toward the third and fourth year as an executive retention tool.

Performance-based restricted stock units are eligible to vest at the target number of units (100%) over a period of up to three years if our relative percentile rank in performance against a designated peer group of semiconductor companies with respect to our annual growth rate in net sales and non-GAAP diluted earnings per share (subject to certain adjustments) over a baseline relative to the growth rates for the peer group for the same metrics and periods at the end of each fiscal year in a three-year performance period, subject to approval by the compensation committee, equals or exceeds the 50th percentile. The peer group used for purposes of the performance-based awards is a broader and larger group of companies than used for benchmarking executive compensation. The designated peer group of companies used for purposes of the performance-based awards would, in the compensation committee’s view, provide a more representative comparison of our financial and operating performance relative to the semiconductor market generally while the general compensation peer group is intended to align compensation decisions with peer companies based principally on revenue and market capitalization. The Company’s relative percentile rank in net sales and non-GAAP diluted earnings per share is determined by ranking the designated peer group companies (including MaxLinear) from the highest to the lowest according to their annual growth rate in each metric for the performance year, then calculating the percentile ranking of MaxLinear relative to other companies in the designated peer group, which is identified below. If our relative percentile rank for each metric is less than the 25th percentile, no shares will vest. If our relative percentile rank for these metrics is greater than the 25th percentile, vesting may range from 50% up to a maximum 250% of target; such maximum may be achieved in year three if performance at or above the 75th percentile is achieved. For the performance-based restricted stock units granted, 60% of each performance-based award is subject to the net sales metric for the performance period and 40% is subject to the non-GAAP diluted earnings per share metric for the performance period. Vesting of the performance-based restricted stock units is capped at 30% and 100%, respectively, of the target number of units subject to the award in years one and two, respectively, of the three-year performance period.
Peer Group for Purposes of 2022 Performance-Based Equity Incentive Grants
The designated peer group for purposes of calculating our relative percentile rank pertaining to annual growth in net sales and non-GAAP diluted earnings per share for our executives’ 2022 performance-based equity incentive grants includes the companies used in our compensation peer group, excluding Ciena Corporation, Enphase Energy, Inc., Extreme Networks, Inc., GoPro Inc, II-VI, Inc., Infinera Corporation, Lumentum Operations, LLC, Tower Semiconductor Ltd., and Viasat Inc., and additionally includes the following companies:

•	ams-OSRAM AG	•	Nordic Semiconductor ASA	•	Rambus, Inc.
•	Analog Devices, Inc.	•	NXP Semiconductors N.V.	•	Renesas Electronics Corporation
•	Infineon Technologies AG	•	ON Semiconductor Corporation	•	Skyworks Solutions, Inc.
•	Marvell Technology Group, Inc.	•	Qorvo, Inc.	•	u-blox AG
•	Microchip Technology, Inc.	•	Qualcomm Technologies, Inc.
Companies are removed from the calculation if they cease trading publicly or are delisted.
With respect to shares eligible for vesting based on our fiscal 2022 performance, the following table sets forth the net sales metric and non-GAAP diluted earnings per share metric achieved as a percentile of our defined corporate peer group for each respective annual grant of the performance-based restricted stock units:

Performance-Based Award Grant	Sales Metric Relative to Defined Peer Group (Percentile)	EPS Metric Relative to Defined Peer Group (Percentile)
2020 Grant	100th	95th
2021 Grant	100th	91st
2022 Grant	71st	72nd

Before giving effect to tax withholding, the following table sets forth the shares issued in February 2023 to named executive officers upon vesting under their performance-based restricted stock unit awards.

Executive Officer	2020 Grant		2021 Grant		2022 Grant
	Sales Metric (Shares)	EPS Metric (Shares)	Sales Metric (Shares)	EPS Metric (Shares)	Sales Metric (Shares)	EPS Metric (Shares)	Total
Kishore Seendripu, Ph.D.	231,363	154,227	39,595	26,396	10,487	7,014	469,082
Steven Litchfield	78,085	52,052	11,878	7,919	3,495	2,337	155,766
William G. Torgerson	26,991	17,993	6,746	4,497	1,922	1,285	59,434
James Lougheed	23,136	15,423	4,693	3,128	1,456	973	48,809
W. Kelly Jones	—	—	2,053	1,369	1,048	700	5,170
The following table sets forth restricted stock unit awards with time-based and performance-based vesting made to our named executive officers in January 2022 in connection with annual compensation adjustments. Our compensation committee believes that the size of the equity incentive awards is consistent with its philosophy that a substantial portion of total compensation consist of long-term equity incentives. The number of shares shown for the award below are based on the value of the awards at the date of grant, and for performance-based awards, are also based on the target level of performance. The ultimate number and value of the awards released upon vesting may differ based on the closing stock price on the vest date, and our actual financial performance relative to our peer group.

Executive Officer	Shares Subject to Restricted Stock Units (Time-Based)	Shares Subject to Restricted Stock Units (Performance-Based)(3)	Total
Kishore Seendripu, Ph.D.(1)	19,485	58,456	77,941
Steven Litchfield(1)	6,495	19,485	25,980
William G. Torgerson(2)	10,717	10,717	21,434
James Lougheed(2)	8,118	8,118	16,236
W. Kelly Jones(2)	5,845	5,845	11,690
_____________________
(1)    25% of the named executive’s equity incentive awards were attributed to time-based vesting and 75% were attributed to performance-based vesting. Restricted stock units with time-based vesting to vest annually over four (4) years with the first vesting event occurring on February 20, 2023 and the grants vesting in full on February 20, 2026, subject to the executive officer continuing to provide services to us on each applicable vesting date.
(2)    50% of the named executive’s equity incentive awards were attributed to time-based vesting and 50% were attributed to performance-based vesting. Restricted stock units with time-based vesting to vest as follows: 25% of the restricted stock units subject to the award vested on February 20, 2023, and 25% will vest annually on each February 20 thereafter, such that the award will be fully vested on February 20, 2026.
(3)    Restricted stock units with performance-based vesting are eligible to vest annually at the end of each year over a three (3) year performance period, subject to compensation committee approval, based on the metrics described earlier in this section.

2022 Additional Equity Awards
Our compensation committee and the non-executive directors of our board considered, on the recommendation of our chief executive officer, additional equity awards for Mr. Torgerson, Mr. Lougheed and Mr. Jones. The additional equity awards recommended by Dr. Seendripu were intended to incentivize long-term retention of the executive officer. As a result, the non-executive directors of our board approved the additional equity awards in the amounts shown in the table below to the identified officers. In order to ensure incentives for longer term retention, the compensation committee approved vesting terms for these awards that are substantially back-end loaded. Specifically, 10% of the restricted stock units subject to the award vested on February 20, 2023; 20% will vest on February 20, 2024; 30% will vest on February 20, 2025; and 40% will vest on February 20, 2026.

Executive Officer	Grant Date Fair Value	Shares Subject to Restricted Stock Units
William G. Torgerson	$1,999,940	25,980
James Lougheed	$999,970	12,990
W. Kelly Jones	$999,970	12,990
In July 2022, our compensation committee and the non-executive directors of our board considered additional equity awards for the named executive officers (as well as certain other executive officers and employees who are not named executive officers under the SEC rules) for retention purposes. The additional equity awards were intended to incentivize long-term retention of the award recipients, as well as to further align their incentive compensation with our long-term performance objectives. As a result, the non-executive directors of our board approved the additional equity awards in form of performance-based restricted stock units using the metrics described earlier in this section. The following table sets forth such additional restricted stock unit awards with performance-based vesting made to our named executive officers.

Executive Officer	Shares Subject to Restricted Stock Units (Performance-Based)(1)
Kishore Seendripu, Ph.D.	21,653
Steven Litchfield	13,146
William G. Torgerson	12,373
James Lougheed	11,135
W. Kelly Jones	11,135
_____________________
(1)    Restricted stock units with performance-based vesting are eligible to vest annually at the end of each performance period over a three (3) year performance period, subject to compensation committee approval, based on the metrics described earlier in this section.
Benefits
We provide the following benefits to our executive officers, generally on the same basis provided to all of our employees:
•health, dental, and vision insurance;
•life insurance;
•employee stock purchase plan;
•employee assistance plan;
•medical and dependent care flexible spending account or health savings account;
•short- and long-term disability, critical illness, accidental death and dismemberment; and
•a 401(k) plan.
We believe that these benefits are consistent with those of companies with which we compete for employees.

Clawback Policy
On December 13, 2018, the compensation committee approved an executive compensation clawback policy, or the clawback policy. The clawback policy applies to our chief executive officer and our officers who report directly to the chief executive officer. To the extent permitted by applicable law, the clawback policy requires our executive officers to repay to MaxLinear certain incentive compensation if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation, in each case, that was paid or is payable based, in whole or in part, on the achievement of specific financial results of the Company paid to a participant would have been less if the financial statements had been correct at the time such compensation was originally determined; (iii) no more than two (2) years have elapsed since the original filing date of the financial statements; and (iv) our board’s compensation committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error that led to the restatement of the financial statements at issue, and, it would be in the best interests of the Company to seek from such participant recovery of the “recoverable compensation.” Recoverable compensation is defined in the clawback policy but generally includes cash incentive compensation or performance-based equity compensation, which would include any cash or equity compensation paid under our executive incentive bonus plan or 2010 Equity Incentive Plan, to the extent the amount actually paid by MaxLinear exceeds the amount that would have been paid if determined in accordance with the restated financial statements. In order to implement the provisions of the clawback policy, our compensation committee also approved amendments to the Executive Incentive Bonus Plan and 2010 Equity Incentive Plan that subjected awards under those plans to the clawback policy. The clawback policy applies to awards under the executive incentive bonus plan and 2010 Equity Incentive Plan for fiscal years beginning on and after January 1, 2019.
Severance and Termination Benefits
Effective December 13, 2018, we entered into amended and restated change in control and severance agreements with our chief executive officer, chief financial officer, and other executive officers. The change in control and severance agreements for Mr. Lougheed and Mr. Jones were further amended and restated in March 2023. These amended and restated agreements provide for certain termination benefits both in the context of a change in control (as defined in the agreements) and outside the context of a change in control. The agreements have an initial term of three (3) years commencing on the effective date of such agreement, and on each anniversary of the effective date of such agreement, the agreement will automatically renew for an additional three (3) year term from the date of such anniversary, unless either party elects to terminate at least ninety (90) days prior to the automatic renewal. For the avoidance of doubt, if the notice of non-renewal is provided, the agreement will continue in effect for the remainder of the applicable three (3) year term unless otherwise agreed by the parties in writing or as provided below. The agreements terminate on the earlier to occur of (i) the date the agreement expires, (ii) the date all obligations of the parties have been satisfied, or (iii) at any time prior to a change in control if the executive has ceased to be an “officer” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (or, for Mr. Lougheed and Mr. Jones, pursuant to their further amended and restated change in control and severance agreements, at any time prior to a change in control if the executive has ceased to serve as their current title or a similar officer level title involving senior management responsibilities for the executive’s current department). Notwithstanding these termination provisions, if a change in control occurs and there are less than twenty-four (24) months remaining in the term of the agreement, the term of the agreement will extend automatically through the twenty-four (24) month anniversary of the change in control.
In connection with agreeing to provide these benefits, our compensation committee reviewed competitive data and consulted with Compensia. In setting the terms of and determining whether to approve these agreements, our compensation committee recognized that executives often face challenges securing new employment following termination, in particular following a change of control, and that distractions created by uncertain job security surrounding potentially beneficial transactions to us and our stockholders may have a detrimental impact on their performance. In contexts not involving a change of control, our compensation committee sought to establish a reasonable contractual benefit for precedential purposes and to fix executive expectations prior to an actual termination. In addition, the change in control severance benefits identified below are intended to provide these executive officers with post-change in control termination protection of salary and benefits while they seek new employment. We also have agreed to accelerate vesting of certain equity incentives in connection with certain terminations following a change of control, based on our view that these executive officers are not likely to be retained in comparable positions by a large acquirer, and the benefit of these equity incentives would otherwise be forfeited upon a termination of employment, including an involuntary termination by an acquiring company.
Chief Executive Officer and Chief Financial Officer and Chief Corporate Strategy Officer
Under the terms of the amended and restated change in control and severance agreement, if Dr. Seendripu, our chief executive officer, or Mr. Litchfield, our chief financial officer and chief corporate strategy officer, terminates his employment with us for good reason (as defined in the agreement), or if we terminate him without cause (as defined in the agreement), and such termination occurs outside of the period beginning three (3) months prior to and ending twenty-four (24) months following a change in control, the executive would be entitled to receive the following benefits:
•a lump sum cash payment equal to twelve (12) months of the executive’s then-current base salary;
•a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year of termination based on the number of days that occur between the start of the year and the date of termination;
•reimbursement of premiums for continued health benefits under our health plans for up to twelve (12) months following the executive’s termination; provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law;
•any outstanding and unvested equity awards that would have vested within twelve (12) months following the date of termination solely based upon the executive’s continued service with the company would immediately vest at termination; and
•extended exercisability of outstanding and vested stock options or stock appreciation rights until the twelve (12) month anniversary of the termination date; provided that in no event will the post-termination exercise period for any individual stock option extend beyond the original maximum term.
In addition, if within the period beginning three (3) months prior to and ending twenty-four (24) months following a change in control, the executive is terminated by us or our successor without “cause” or he terminates for “good reason,” we have agreed that the executive will be entitled to receive the following benefits:
•a lump sum cash payment equal to twenty-four (24) months of his base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control or (B) his then current base salary as of the date of such termination;
•a lump sum cash payment equal to 200% of his target annual bonus for the year immediately preceding the year of the change in control, or if greater, the target bonus in effect immediately prior to the change in control;
•reimbursement of premiums for continued health benefits under our health plans for up to twenty-four (24) months following the executive’s termination; provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law;
•immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive; and
•extended exercisability of outstanding and vested stock options or stock appreciation rights until the twenty-four (24) month anniversary of the termination date; provided that in no event will the post-termination exercise period for any individual stock option extend beyond the original maximum term.
In addition, the change in control and severance agreements with Dr. Seendripu and Mr. Litchfield provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.
Payment of the benefits described above is subject to the executive’s timely executing and not revoking a release of claims with us.
Our compensation committee and board of directors approved change in control severance benefits for Dr. Seendripu and Mr. Litchfield that are greater than the benefits provided to our other executives after considering factors such as the higher likelihood that a chief executive officer or chief financial officer will be terminated in connection with a change of control transaction as compared to the other executive officers.
Other Executive Officers
We have also entered into amended and restated change in control agreements with Mr. Torgerson, Mr. Lougheed and Mr. Jones. Under the terms of the amended and restated change in control and severance agreements with our other executive officers, if we terminate him without “cause” (as defined in the agreement), the executive would be entitled to receive the following benefits:
•a lump sum cash payment equal to six (6) months of the executive’s then-current base salary;
•a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year of termination based on the number of days that occur between the start of the year and the date of termination;
•reimbursement (or, for Mr. Lougheed and Mr. Jones, reimbursement or payment) of premiums for continued health benefits under our health plans for up to six (6) months following the executive’s termination; provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law;
•any outstanding and unvested equity awards that would have vested within six (6) months following the date of termination solely based upon the executive’s continued service with the company would immediately vest at termination; and
•extended exercisability of outstanding and vested stock options or stock appreciation rights until the six (6) month anniversary of the termination date; provided that in no event will the post-termination exercise period for any individual stock option extend beyond the original maximum term.
In addition, if within the period beginning three (3) months prior to and ending twenty-four (24) months following a change in control, the executive is terminated by us or our successor without “cause” or he terminates for “good reason,” (as defined in the agreement) we have agreed that the executive would be entitled to receive the following benefits:

•a lump sum cash payment equal to twelve (12) months of the executive’s base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control or (B) his then-current base salary as of the date of such termination;
•a lump sum cash payment equal to 100% of his target annual bonus for the year immediately preceding the year of the change in control, or if greater, the target bonus in effect immediately prior to the change in control;
•reimbursement (or, for Mr. Lougheed and Mr. Jones, reimbursement or payment) of premiums for continued health benefits under our health plans for up to twelve (12) months following the executive’s termination; provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law;
•immediate vesting of one hundred percent (100%) of the then-unvested portion of any outstanding equity awards held by the executive; and
•extended exercisability of outstanding and vested stock options or stock appreciation rights until the twelve (12) month anniversary of the termination date; provided that in no event would the post-termination exercise period for any individual stock option extend beyond the original term.

Payment of the benefits described above under these amended and restated change in control agreements is also subject to the executive’s executing and not revoking a release of claims with us.

In addition, the amended and restated change in control and severance agreements with each of the executives provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.
Role of Stockholder Say-on-Pay Votes in Determining Compensation
We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program. In 2022, the advisory vote on executive compensation received approximately 98% support of the votes cast by our stockholders. Our compensation committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders in their vote and considered the outcome of this vote when it made compensation decisions for our named executive officers.

Accounting and Tax Considerations
Prior to January 1, 2018, Internal Revenue Code Section 162(m) limited the amount that we could deduct for compensation paid to our chief executive officer and certain other highly compensated officers to $1,000,000 per person, unless the compensation was “performance-based” as defined under Section 162(m). As a result of the Tax Cuts and Jobs Act that become law in late 2017, the number of individuals covered by Section 162(m) has been expanded to include our principal financial officer and the exception for “performance-based” compensation has been eliminated. While our compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, our compensation committee intends to maintain an approach to executive compensation that is intended principally to link pay to performance.
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change in control and severance arrangements described above in a manner to avoid the application of Section 409A.
Report of the Compensation Committee
The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee
Thomas E. Pardun (Chair)
Daniel A. Artusi
Tsu-Jae King Liu, Ph.D.
This Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the Report of the Compensation Committee by reference therein.

2022 Summary Compensation Table
The following table provides information regarding the compensation of our principal executive officer, principal financial officer, and three (3) additional executive officers who were our most highly compensated executive officers during the fiscal year ended December 31, 2022, together referred to as our “named executive officers” for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Kishore Seendripu, Ph.D.	2022	700,690	7,986,169	15,807	8,702,666
Chairman, President and Chief Executive	2021	620,832	5,573,220	17,959	6,212,011
Officer (Principal Executive Officer)	2020	589,152	4,985,280	15,949	5,590,381

Steven Litchfield	2022	425,690	2,943,983	15,807	3,385,480
Chief Financial Officer and Chief Corporate	2021	387,055	1,768,705	17,959	2,173,719
Strategy Officer (Principal Financial Officer)	2020	379,729	2,754,184	16,710	3,150,623

William G. Torgerson	2022	401,290	4,538,890	11,260	4,951,440
Vice President and General Manager	2021	364,632	1,545,077	12,768	1,922,477
Broadband Group	2020	327,805	1,405,050	11,864	1,744,719

James Lougheed	2022	360,450	3,005,622	11,676	3,377,748
Vice President, Marketing	2021	309,224	1,043,705	12,348	1,365,277
High Performance Analog	2020	296,244	1,010,617	11,859	1,318,720

W. Kelly Jones	2022	363,441	2,685,475	15,807	3,064,723
Vice President, Worldwide Operations	2021	334,557	594,425	17,959	946,941
	2020	74,055	1,611,069	2,770	1,687,894
_____________________
(1)    Includes for 2022 the issuance of shares of our common stock for the 2022 corporate performance period under our executive incentive bonus plan. Awards were valued in accordance with Accounting Standards Codification Topic 718, or ASC 718 based on the fair market value of our common stock on the date of grant. Individual awards for executive performance during 2022 were made on February 3, 2023 for the following amounts: Dr. Seendripu, $1,111,250; Mr. Litchfield, $412,781; Mr. Torgerson, $388,991; Mr. Lougheed, $305,753; and Mr. Jones, $335,573. Includes for 2021 the issuance of shares of our common stock for the 2021 corporate performance period under our executive incentive bonus plan. Awards were valued in accordance with ASC 718 based on the fair market value of our common stock on the date of grant. Individual awards for executive performance during 2021 were made on February 4, 2022 for the following amounts: Dr. Seendripu, $1,073,246; Mr. Litchfield, $418,723; Mr. Torgerson, $395,102; Mr. Lougheed, $243,725; and Mr. Jones, $244,444. Includes for 2020 the issuance of shares of our common stock for the 2019 corporate performance period under our executive incentive bonus plan. Awards were valued in accordance with ASC 718. Individual awards for executive performance during 2020 were made on February 26, 2021 for the following amounts: Dr. Seendripu, $985,292; Mr. Litchfield, $404,194; Mr. Torgerson, $305,069; Mr. Lougheed, $210,636; and Mr. Jones, $53,469.
(2)    Includes for 2022 grants of restricted stock units (RSUs) with time-based vesting in the following amounts: Dr. Seendripu, $1,499,955; Mr. Litchfield, $499,985; Mr. Torgerson, $2,824,935; Mr. Lougheed, $1,624,894; and Mr. Jones, $1,449,918 and grants of RSUs with performance-based vesting in the following amounts: Dr. Seendripu, $5,374,963; Mr. Litchfield, $2,031,217; Mr. Torgerson, $1,324,964; Mr. Lougheed, $1,074,975; and Mr. Jones, $899,984. The amounts included for RSUs with performance-based vesting are based on the probable outcome as of the grant date our performance relative to our peer group. We consider the target level of performance (100%) to be the probable outcome as of the grant date for purposes of determining these amounts. The maximum level of performance is 250% for each of these awards. For further information regarding measurement of executive performance and related vesting of performance-based RSUs upon achievement of performance criteria, refer to the section “Executive Compensation – Compensation Discussion and Analysis” under the subheader “Equity-Based Incentives,” above. Includes for 2021 grants of restricted stock units (RSUs) with time-based vesting in the following amounts: Dr. Seendripu, $1,124,979; Mr. Litchfield, $337,487; Mr. Torgerson, $574,984; Mr. Lougheed, $399,993; and Mr. Jones, $174,990 and grants of RSUs with performance-based vesting in the following amounts: Dr. Seendripu, $3,374,995; Mr. Litchfield, $1,012,496; Mr. Torgerson, $574,991; Mr. Lougheed, $399,986; and Mr. Jones, $174,990. The amounts included for RSUs with performance-based vesting are based on the probable outcome as of the grant date our performance relative to our peer group. We consider the target level of performance (100%) to be the probable outcome as of the grant date for purposes of determining these amounts. The maximum level of performance is 250% for each of these awards. Includes for 2020 grants of restricted stock units (RSUs) with time-based vesting in the following amounts: Dr. Seendripu, $999,990; Mr. Litchfield, $1,337,492; Mr. Torgerson, $749,983; Mr. Lougheed, $499,983; and Mr. Jones, $1,557,600 and grants of RSUs with performance-based vesting in the following amounts: Dr. Seendripu, $2,999,998; Mr. Litchfield, $1,012,499; Mr. Torgerson, $349,997; and Mr. Lougheed, $299,998. The amounts included for RSUs with performance-based vesting are based on the probable outcome as of the grant date our performance relative to our peer group. We consider the target level of performance (100%) to be the probable outcome as of the grant date for purposes of determining these amounts. The maximum level of performance is 250% for each of these awards. The dollar value of the RSUs shown represents the aggregate grant date fair value computed pursuant to ASC 718 and attributable to RSU awards granted to these individuals during the periods indicated. These grant date fair values have been determined based on the fair market value of our common stock on the date of grant. As these values reflect the aggregate grant date fair value in accordance with ASC 718, they do not necessarily correspond to the actual value, if any, that may be realized by the named executive officers. The actual value that may be realized is also subject to time-based vesting restrictions that require the named executive officer to continue to provide services to us and will also vary with our financial performance relative to our peer group due to performance-based vesting restrictions on certain awards. For 2022, 2021, and 2020, stock awards also includes the grant-date fair value of RSUs for which settlement has been deferred as described in “Executive Compensation — Non-Qualified Deferred Compensation” as follows: 2022: Dr. Seendripu, $6,874,919; Mr. Litchfield, $2,531,202; Mr. Torgerson, $1,649,974; Mr. Lougheed, $1,643,589; and Mr. Jones, none. 2021: Dr. Seendripu, $3,374,995; Mr. Litchfield, $1,416,678; Mr. Torgerson, $574,991; Mr. Lougheed, $1,010,602; and Mr. Jones, none. 2020: Dr. Seendripu, $3,999,988; Mr. Litchfield, 2,349,991; Mr. Torgerson, $400,178; Mr. Lougheed, 799,981; and Mr. Jones, none.
(3) Represents employer funded amounts for group term life insurance, disability insurance, and medical, dental and vision insurance premiums.

Grants of Plan-Based Awards in Fiscal 2022
The following table presents information concerning each grant of a plan-based award made to a named executive officer in fiscal 2022 under any plan.

Name	Grant Date	Estimated Future Payments Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)
Kishore Seendripu, Ph.D.	2/3/2023	—	875,000	1,356,250	27,323(1)	1,111,250(1)
	1/3/2022	—	4,500,000	11,250,000	58,456(2)	4,499,974(2)
	7/29/2022	—	875,000	2,187,500	21,653(3)	874,990(3)
	1/3/2022	—	—	—	19,485(4)	1,499,955(4)

Steven Litchfield	2/3/2023	—	318,750	494,063	10,149(1)	412,781(1)
	1/3/2022	—	1,500,000	3,750,000	19,485(2)	1,499,971(2)
	7/29/2022	—	531,250	1,328,125	13,146(3)	531,246(3)
	1/3/2022	—	—	—	6,495(4)	499,985(4)

William G. Torgerson	2/3/2023	—	300,000	465,000	9,564(1)	388,991(1)
	1/3/2022	—	825,000	2,062,500	10,717(2)	824,979(2)
	7/29/2022	—	500,000	1,250,000	12,373(3)	499,985(3)
	1/3/2022	—	—	—	10,717(4)	824,995(4)
	1/3/2022	—	—	—	25,980(5)	1,999,940(5)

James Lougheed	2/3/2023	—	234,000	362,700	7,517(1)	305,753(1)
	1/3/2022	—	625,000	1,562,500	8,118(2)	624,985(2)
	7/29/2022	—	450,000	1,125,000	11,135(3)	449,990(3)
	1/3/2022	—	—	—	8,118(4)	624,924(4)
	1/3/2022				12,990(5)	999,970(5)

W. Kelly Jones	2/3/2023	—	252,000	390,600	8,251(1)	335,573(1)
	1/3/2022	—	450,000	1,125,000	5,845(2)	449,994(2)
	7/29/2022	—	450,000	1,125,000	11,135(3)	449,990(3)
	1/3/2022	—	—	—	5,845(4)	449,948(4)
	1/3/2022				12,990(5)	999,970(5)
_______________________
(1)    Awards for the 2022 corporate performance period under our executive incentive bonus plan were settled in shares of our common stock in February 2023. A complete description of the terms of our executive incentive bonus plan is set forth above under the caption “Annual Incentive Program for 2022 Corporate Performance Period.” The grant date fair value calculated under ASC 718 for awards under our executive incentive bonus plan are included in the “Stock Awards Column” of the Summary Compensation Table and in the final column of this table. The number of shares subject to the awards is calculated on the grant date based on the closing sales price of our common stock on that date. The grant dates are the effective dates that the Board approved the bonus award amounts.
(2)    These stock awards represent restricted stock units with performance-based vesting issued under our 2010 Equity Incentive Plan, as amended. Each restricted stock unit entitles the executive to receive one (1) share of our common stock at the time of vesting without the payment of an exercise price or other consideration contingent upon the achievement of certain performance conditions. The shares granted on January 3, 2022 subject to restricted stock units with performance-based vesting are eligible to vest annually at the end of each year based on our financial performance relative to our peer group over a three-year performance period, subject to a 30% of target cap for the first performance year and a 100% of target cap for the second performance year. Unvested restricted stock units are subject to acceleration of vesting in certain situations such as in connection with a change of control.
(3)    These stock awards represent restricted stock units with performance-based vesting issued under our 2010 Equity Incentive Plan, as amended. Each restricted stock unit entitles the executive to receive one (1) share of our common stock at the time of vesting without the payment of an exercise price or other consideration contingent upon the achievement of certain performance conditions. The shares granted on July 29, 2022 subject to restricted stock units with performance-based vesting are eligible to vest annually at the end of each year based on our financial performance relative to our peer group over a three-year performance period, subject to a 30% of target cap for the first performance year and a 100% of target cap for the second performance year. Unvested restricted stock units are subject to acceleration of vesting in certain situations such as in connection with a change of control.
(4) These stock awards represent restricted stock units with time-based vesting issued under our 2010 Equity Incentive Plan, as amended. Each restricted stock unit entitles the executive to receive one (1) share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The shares granted on January 3, 2022 subject to restricted stock units with time-based vesting vest annually over four (4) years. Unvested restricted stock units are subject to acceleration of vesting in certain situations such as in connection with a change of control.
(5) These stock awards represent additional incentive restricted stock units with time-based vesting issued under our 2010 Equity Incentive Plan, as amended. Each restricted stock unit entitles the executive to receive one (1) share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The shares granted on January 3, 2022 subject to restricted stock units with time-based vesting vest as follows: 10% of the restricted stock units will vest on February 20, 2023; 20% of the restricted stock units will vest on February 20, 2024; 30% of the restricted stock units will vest on February 20, 2025; and 40% of the restricted stock units will vest on February 20, 2026, such that all of the restricted stock units will then be fully vested. Unvested restricted stock units are subject to acceleration of vesting in certain situations such as in connection with a change of control.
(6)    The shares of common stock underlying restricted stock unit awards were valued as of their respective grant dates in accordance with ASC 718 and with respect to restricted stock unit awards subject to performance-based vesting, based on the probable outcome as of the grant date of our financial performance relative to our peer group. We consider the target level of performance (100%) to be the probable outcome as of the grant date for purposes of determining these amounts. The maximum level of performance is 250% for each of these awards. Our assumptions with respect to the calculation of stock-based compensation expense are set forth in Note 9, Stock-Based Compensation and Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End for 2022
The following table presents information concerning unexercised stock options and unvested restricted stock units for each named executive officer outstanding as of December 31, 2022.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Kishore Seendripu, Ph.D.					22,512(1)	764,282(13)
					42,844(2)	1,454,554(13)
					23,568(3)	800,134(13)
					19,485(4)	661,516(13)
					154,242(5)	5,236,502(13)
					82,961(5)	2,816,519(13)
					58,456(5)	1,984,595(13)
					21,653(5)	735,113(13)

Steven Litchfield	306,000(6)		18.40	8/10/2025
					6,753(1)	229,264(13)
					14,460(2)	490,917(13)
					7,070(3)	240,027(13)
					6,495(4)	220,505(13)
					52,057(5)	1,767,328(13)
					24,888(5)	844,948(13)
					19,485(5)	661,523(13)
					13,146(5)	446,320(13)
					27,280(7)	926,156(13)

William G. Torgerson					10,717(4)	363,842(13)
					17,994(5)	610,910(13)
					14,134(5)	479,849(13)
					10,717(5)	363,835(13)
					12,373(5)	420,057(13)
					10,913(7)	370,496(13)
					9,456(8)	321,031(13)
					20,994(9)	712,746(13)
					14,455(10)	490,747(13)
					25,980(11)	882,021(13)

James Lougheed					8,118(4)	275,606(13)
					15,424(5)	523,658(13)
					9,832(5)	333,796(13)
					8,119(5)	275,633(13)
					11,136(5)	378,054(13)
					5,457(7)	185,265(13)
					8,105(8)	275,165(13)
					17,995(9)	610,930(13)
					10,056(10)	341,401(13)
					12,990(11)	441,011(13)

W. Kelly Jones					5,845(4)	198,438(13)
					4,301(5)	146,026(13)
					5,846(5)	198,458(13)
					11,136(5)	378,054(13)
					4,400(10)	149,380(13)
					12,990(11)	441,011(13)
					20,000(12)	679,000(13)
_____________________

(1)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, one-fourth (1/4th) of the restricted stock units will vest on May 20, 2020, and one-fourth (1/4th) of the restricted stock units will vest on each May 20 thereafter, such that the award will be fully vested on May 20, 2023.
(2)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, one-fourth (1/4th) of the restricted stock units will vest on May 20, 2021, and one-fourth (1/4th) of the restricted stock units will vest on each May 20 thereafter, such that the award will be fully vested on May 20, 2024.
(3)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, one-fourth (1/4th) of the restricted stock units will vest on May 20, 2022, and one-fourth (1/4th) of the restricted stock units will vest on each May 20 thereafter, such that the award will be fully vested on May 20, 2025.
(4)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, one-fourth (1/4th) of the restricted stock units will vest on February 20, 2023, and one-fourth (1/4th) of the restricted stock units will vest on each February 20 thereafter, such that the award will be fully vested on February 20, 2026.
(5)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, restricted stock units with performance-based vesting are eligible to vest annually at the end of each performance period over a three (3) year performance period, subject to compensation committee approval, based on the metrics described in the “Compensation Discussion and Analysis” section.
(6)    This stock option has fully vested.
(7) Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, 10% of the restricted stock units will vest on August 20, 2021; 20% of the restricted stock units will vest on August 20, 2022; 30% of the restricted stock units will vest on August 20, 2023; and 40% of the restricted stock units will vest on August 20, 2024.
(8) Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, 10% of the restricted stock units will vest on May 20, 2020; 20% of the restricted stock units will vest on May 20, 2021; 30% of the restricted stock units will vest on May 20, 2022; and 40% of the restricted stock units will vest on May 20, 2023.
(9) Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, 10% of the restricted stock units will vest on May 20, 2021; 20% of the restricted stock units will vest on May 20, 2022; 30% of the restricted stock units will vest on May 20, 2023; 40% of the restricted stock units will vest on May 20, 2024.
(10) Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, 10% of the restricted stock units will vest on May 20, 2022; 20% of the restricted stock units will vest on May 20, 2023; 30% of the restricted stock units will vest on May 20, 2024; and 40% of the restricted stock units will vest on May 20, 2025.
(11) Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, 10% of the restricted stock units will vest on February 20, 2023; 20% of the restricted stock units will vest on February 20, 2024; 30% of the restricted stock units will vest on February 20, 2025; and 40% of the restricted stock units will vest on February 20, 2026.
(12)    Subject to the award recipient continuing to be a service provider (as defined in the 2010 Equity Incentive Plan) through each applicable vesting date, one-third (1/3rd) of the restricted stock units will vest on November 20, 2021, and one-third (1/3rd) of the restricted stock units will vest on each November 20 thereafter, such that the award will be fully vested on November 20, 2023.
(13)    Based on the closing price of MaxLinear’s common stock on the last trading day of fiscal 2022, or December 30, 2022, of $33.95 .

Option Exercises and Stock Vested for 2022
There were no stock option exercises for any named executive officer in fiscal 2022.

The following table summarizes the vesting of stock awards for each named executive officer in fiscal 2022.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Kishore Seendripu, Ph.D.	389,857	22,897,499
Steven Litchfield	128,584	7,780,577
William G. Torgerson	54,707	3,149,101
James Lougheed	40,921	2,357,058
W. Kelly Jones	25,888	1,066,374
_____________________
(1)    Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.
(2)    Value realized on vesting attributable to certain vested restricted stock units for certain named executive officers is deferred pending settlement of the vested restricted stock units. Settlement of the restricted stock units is deferred as described in “Executive Compensation — Non-Qualified Deferred Compensation.” Amounts deferred for each of the named executive officers is as follows: Dr. Seendripu, $14,852,402; Mr. Litchfield, $5,147,158; Mr. Torgerson, $2,144,364; Mr. Lougheed, $1,872,443; and Mr. Jones, none.
Pension Benefits
We do not provide a pension plan for our named executive officers.
Nonqualified Deferred Compensation — Fiscal Year 2022
Restricted Stock Unit Deferred Payment Alternative
For fiscal year 2022, we permitted our executive officers to elect to defer the delivery of the shares of common stock subject to certain restricted stock unit awards upon vesting in accordance with terms and conditions approved by the compensation committee. Generally, and pursuant to the elections of our officers in 2022, if an executive officer elects to defer settlement of his or her restricted stock unit awards, settlement is deferred until the earlier of (i) a date specified in the election by the executive officer, if any; (ii) the date of termination of the executive officer’s service to the company; or (iii) a qualifying change in control.
The following table summarizes compensation received by the named executive officers that is subject to deferral under applicable restricted stock unit award agreements:

Name	Aggregate Balance at Prior FYE ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Kishore Seendripu, Ph.D.	4,870,571	14,852,402	(11,174,431)	8,548,542
Steven Litchfield	2,114,237	5,147,158	(4,172,081)	3,089,314
William G. Torgerson	1,168,771	2,144,364	(2,013,122)	1,300,013
James Lougheed	651,747	1,872,443	(1,401,022)	1,123,168
W. Kelly Jones	—	—	—	—
______________________
(1)    Represents the aggregate value of the vested deferred restricted stock units held by each officer as of December 31, 2021. The value of each vested deferred restricted stock unit is based on the closing price of the Company’s common stock on December 31, 2021 of $75.39.
(2)    Represents the value, as of the applicable vesting date in 2022, of the restricted stock units that vested and were earned and deferred by the officers in 2022. Such awards are included as compensation in the year of grant in the Summary

Compensation Table under the Stock Awards column. The value of each vested deferred restricted stock unit is based on the closing price of the Company’s common stock on the applicable vesting date.
(3)    Represents the net increase (decrease) in value of the shares underlying vested deferred settlement restricted stock units from the vesting date to December 31, 2022 for each officer.
(4)    Represents the aggregate value of the vested deferred restricted stock units held by each officer as of December 31, 2022. The value of each vested deferred restricted stock unit is based on the closing price of the Company’s common stock on the last trading day of fiscal 2022, or December 30, 2022, of $33.95.
Employment Arrangements
In July 2018, we entered into an offer letter agreement with Steven Litchfield. This offer letter set Mr. Litchfield’s initial base salary at an annual rate of $360,000 and provided for an initial target bonus of 70% of Mr. Litchfield’s annual base salary pursuant to our executive incentive bonus plan, as amended. In addition, pursuant to the offer letter agreement, Mr. Litchfield was granted restricted stock units with respect to 52,000 shares of common stock and an option to purchase 306,000 shares of our common stock under our 2010 Equity Incentive Plan and received severance and termination protection benefits in connection with a change in control agreement, as described in the section below. Mr. Litchfield is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.
In October 2021, we entered into an offer letter agreement with W. Kelly Jones. This offer letter set Mr. Jones’ base salary at an annual rate of $325,000 and provided for a target bonus of 50% of Mr. Jones’ annual base salary pursuant to our executive incentive bonus plan, as amended. In addition, pursuant to the offer letter agreement, Mr. Jones was granted restricted stock units with respect to 60,000 shares of common stock under our 2010 Equity Incentive Plan and received severance and termination protection benefits in connection with a change in control agreement, as described in the section below. Mr. Jones is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.
In November 2012, we entered into an offer letter agreement with William Torgerson. This offer letter set Mr. Torgerson’s base salary at an annual rate of $230,000 and provided for a target bonus of 50% of Mr. Torgerson’s annual base salary pursuant to our executive incentive bonus plan, as amended. In addition, pursuant to the offer letter agreement, Mr. Torgerson was granted restricted stock units with respect to 60,000 shares of common stock under our 2010 Equity Incentive Plan. Mr. Torgerson is eligible to receive severance and termination protection benefits in connection with a change in control agreement, as described in the section below. Mr. Torgerson is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.
Potential Payments Upon Termination or Change of Control
Change in Control and Severance Agreements
For a description of the change-in-control and severance agreements that we have entered with our executive officers, please refer to the caption “Severance and Termination Benefits” on page 46.
Estimated Termination Payments
The following tables provide information concerning the estimated payments and benefits that would have been provided under change-in-control agreements that were in effect with our named executive officers on December 31, 2022.
Except where otherwise noted, payments and benefits are estimated in the table assuming that the triggering event took place on the last business day of fiscal 2022 (December 31, 2022), and based on the closing price per share of our common stock on the last trading day of fiscal 2022, or December 30, 2022. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Terminated Without Cause or Terminated for Good Reason in Connection with a Change of Control(1)
	Severance Payments Attributable to Salary ($)(2)	Severance Payments Attributable to Bonus ($)(3)	Acceleration of Equity Vesting ($)(4)	Health Care Benefits ($)(5)
Kishore Seendripu, Ph.D.	1,400,000	1,750,000	14,453,126	45,980
Steven Litchfield	850,000	637,500	5,826,940	45,980
William G. Torgerson	400,000	300,000	5,015,467	16,039
James Lougheed	360,000	234,000	3,640,459	11,252
W. Kelly Jones	360,000	252,000	2,190,318	22,990

Name	Terminated Without Cause or Terminated for Good Reason NOT in Connection with a Change of Control(1)
	Severance Payments Attributable to Salary ($)(2)	Severance Payments Attributable to Bonus ($)(3)	Acceleration of Equity Vesting ($)(4)	Health Care Benefits ($)(5)
Kishore Seendripu, Ph.D.	700,000	875,000	8,154,111	22,990
Steven Litchfield	425,000	318,750	3,082,694	22,990
William G. Torgerson	200,000	300,000	1,691,321	8,020
James Lougheed	180,000	234,000	1,365,571	5,626
W. Kelly Jones	180,000	252,000	180,478	11,495
______________________
(1)    A termination is considered to be “in connection with a change of control” if employment with us is either (i) terminated by us or our successor without cause or (ii) with respect to Dr. Seendripu and Mr. Litchfield only, terminated by the executive for good reason, and in either event, during the period beginning three (3) months prior to and ending twenty four (24) months following a change of control.
(2)    The amounts shown in this column are based on such named executive officer’s base salary as of December 31, 2022.
(3)    The amounts shown in this column for the named executive officers represent an amount up to 100% to 200% of the executive’s target annual bonus for 2022.
(4)    The amounts shown in this column are equal to the spread value between (i) (A) 100% of the unvested portion of all outstanding time-based equity awards (with respect to a qualifying termination in connection with a change in control) or (B) the unvested portion of outstanding time-based equity awards that would vest (upon a qualifying termination not in connection with a change in control), plus the eligible portion of performance-based equity awards as defined in the underlying agreement held by the named executive officer on December 31, 2022 and (ii) the difference between the closing market price on the last trading day of fiscal 2022, or December 30, 2022, of $33.95 per share and the exercise price, if any. In the event of a change in control, achievement on unvested performance-based equity awards is assumed at 100% of target. In the event an individual's service is terminated on or after the end of a performance period but prior to the certification of performance for such performance period, the performance-based equity awards will remain outstanding until the Compensation Committee is able to make a determination as to performance, and only the number of undelivered shares underlying performance-based awards for which performance periods have elapsed at the date of the assumed termination are included (achievement on unvested performance-based equity awards is assumed at 100% of target), and further capped at 30% if only the first performance period has elapsed at the date of the termination.
(5) The amounts shown in this column are equal to the cost of covering the named executive officer and his or her eligible dependents coverage under our benefit plans for the applicable time periods discussed in “Severance and Termination Benefits” in the proxy statement, assuming that such coverage is timely elected under COBRA.

Equity Compensation Plan Information
The following table summarizes the number of outstanding options, warrants, and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2022:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)(3)(4)	8,364,805(5)	$18.40(6)	12,827,988
Equity compensation plans not approved by security holders	—	—	—
Total	8,364,805(5)	$18.40(6)	12,827,988
______________________
(1)    Consists of 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan.
(2)    Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, equal to the least of (A) 2,583,311 shares of our common stock, (B) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (C) such lesser amount as our board of directors or a designated committee acting as plan administrator may determine. Our 2010 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, equal to the least of (A) 968,741 shares of our common stock, (B) one and a quarter percent (1.25%) of the outstanding shares of our common stock on the first day of the fiscal year, or (C) such lesser amount as our board of directors or a designated committee acting as administrator of the plan may determine.
(3)    This table does not include securities to be issued under outstanding options, warrants, or rights assumed by us in connection with our acquisition of Entropic, which consists of options or rights to acquire 42,986 shares of our common stock with a per share weighted-average exercise price of $8.02 under the terms of the Entropic Communications, Inc. 2007 Equity Incentive Plan, and Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan.
(4)    This table does not include securities to be issued under outstanding options, warrants or rights assumed by us in connection with our acquisition of Exar, which consists of options or rights to acquire 14,494 shares of our common stock with a per share weighted-average exercise price of $17.36 under the terms of the Exar Corporation 2006 Equity Incentive Plan and Exar Corporation 2014 Equity Incentive Plan.
(5)    Includes 8,029,805 shares of our common stock subject to restricted stock units that entitle each holder to one (1) share of common stock for each such unit that vests over the holder’s period of continued service.
(6)    Calculated without taking into account the 8,029,805 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest, without any cash consideration or other payment required for such shares.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Kishore Seendripu, Ph.D., our CEO. The compensation committee believes that readers and employees should be cautious in drawing conclusions with respect to MaxLinear’s compensation practices as a number of factors will affect our ratio relative to that of other companies within our peer group and industry. In particular, a substantial portion of our employee base consists of hardware and software engineers based in jurisdictions, including China and India, that are substantially less costly than the United States. Even within the United States, a substantially larger percentage of our research and development staff is based in Southern California, which tends to be less expensive than the San Francisco Bay Area. In addition, many of our employees are younger, and a substantial number of our engineering staff consists of employees who have completed their degrees within the last ten to fifteen years. We believe our compensation practices and level of compensation are appropriate and competitive with opportunities in our industry, in each of the geographic markets in which we operate, and at all levels of the organization.

For fiscal year 2022, our last completed fiscal year:
•the median of the annual total compensation of all employees of our company (other than our CEO), was $161,557; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $8,702,666.
Based on this information, for fiscal year 2022, the ratio of the annual total compensation of Dr. Seendripu, our CEO, to the median of the annual total compensation of employees was approximately 54 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected December 31, 2022, a date within the last three months of our most recently completed fiscal year, as the date upon which we would identify the median employee.
•As of December 31, 2022, our employee population consisted of approximately 1,844 individuals, including employees in North America, Asia, Europe, and the Middle East.
•When determining our median employee, we only excluded our CEO and did not exclude any non-U.S. employees. Thus, our employee population used to determine our median employee, after taking into consideration the adjustments described above, consisted of approximately 1,843 individuals.
•To identify the “median employee” from our employee population, we used fiscal year 2022 payroll and stock-based compensation records (the “compensation measure”).
•The compensation measure included base salary (including any paid overtime) and bonuses and no cost-of-living adjustments were used.
•We annualized the base salary of all permanent employees who did not work for us or our subsidiaries for the entire fiscal year.
•Amounts paid in foreign currency were converted into United States dollars using average exchange rates in effect during fiscal year 2022.
•With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $161,557.
•With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.

Pay Versus Performance Table
We are providing the following information about the relationship between executive compensation actually paid and company financial performance, as required by or defined in Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. For further information regarding our compensation philosophy, and in particular, how we align executive compensation with company financial performance, refer to “Executive Compensation – Compensation Discussion and Analysis,” above.

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($000s)(8)	Revenue ($000s)(9)
					Total Shareholder Return ($)(6)	Peer Group Total Shareholder Return ($)(7)
2022	8,702,666	(26,811,832)	3,694,848	(3,771,230)	160	117	125,040	1,120,252
2021	6,212,011	52,813,291	1,807,960	12,465,113	355	174	41,969	892,398
2020	5,590,381	34,474,571	2,162,987	7,764,842	180	144	(98,593)	478,596
___________________
(1) The dollar amounts reported in this column are the amounts of total compensation reported for the Company’s principal executive officer, or PEO, Dr. Seendripu, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – 2022 Summary Compensation Table,” above.

(2) The dollar amounts reported in this column represent the amount of “compensation actually paid” to Dr. Seendripu, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Seendripu during the applicable year. For further details, refer to the reconciliation of total compensation for each year to compensation actually paid for to the PEO, below.

(3) The dollar amounts reported in this column represent the average of the amounts reported for the Company’s other named executive officers, or NEOs, excluding its PEO, Dr. Seendripu, in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – 2022 Summary Compensation Table” above and the 2021 Summary Compensation Table and the 2020 Summary Compensation Table in the Company’s previously filed proxy statements.

(4) The names of each of the NEOs (excluding the Company’s PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Steven Litchfield, William Torgerson, James Lougheed, and W. Kelly Jones; (ii) for 2021, Steven Litchfield, William Torgerson, Madhukar Reddy, and Michael Bollesen; and (iii) for 2020, Steven Litchfield, Madhukar Reddy, William Torgerson, and W. Kelly Jones.

(5) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the Company’s other NEOs as a group, excluding Dr. Seendripu, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the other NEOs as a group during the applicable year. For further details, refer to the reconciliation of average total compensation for each year to average compensation actually paid to non-PEO NEOs, below.

(6) Cumulative Total Shareholder Return, or TSR, is calculated as though $100 was invested at the beginning of the period by dividing the sum of the cumulative amount of dividends for the measurement period, if any, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(7) Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Composite Index, which is one peer group the Company uses for its Item 201(e) of Regulation S-K disclosure.

(8) The amounts in this column represent the Company’s net income (loss) for the applicable year, as reflected in the Company’s audited consolidated financial statements.

(9) The metric in this column, revenue, in our assessment, represents the most important Company financial performance measure used to link compensation actually paid to company performance for the Company’s NEOs for all years presented. In particular, the issuance of shares of common stock under our long-term incentive and corporate bonus plans to the NEOs is directly linked to revenue: (1) 60% of performance-based restricted stock units granted to NEOs are based on Company performance in terms of revenue growth relative to our peer group; and (2) 50% of bonus awards to NEOs are weighted related to the revenue metric. Other key financial performance measures linked to executive compensation are described under “Financial Performance Measures,” below. For additional information regarding actual performance, peer group, and executive compensation for the most recently completed year, see “Executive Compensation – Compensation Discussion and Analysis” section, above.
Reconciliation of Total Compensation to Average Compensation Actually Paid to the PEO:
The following table presents a reconciliation of total compensation paid to the PEO for each year as reported in the summary compensation table, above, to the compensation actually paid to the PEO, which was computed in accordance with Item 402(v) of Regulation S-K, as reported in the pay versus performance table, above.

Year	Reported Summary Compensation Table Total for PEO ($)(1)	Less: Reported Value of Equity Awards per Summary Compensation Table ($)(1)	Year End Fair Value of Equity Awards Granted in the Year and Outstanding/Unvested at End of Year ($)(2)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)(3)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)(4)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year ($)(5)	Total Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)=(c)+(d)+(e)+(f)	(h)=(a)+(b)+(g)
2022	8,702,666	(7,986,169)	6,657,595	(28,258,599)	1,073,206	(7,000,531)	(27,528,329)	(26,811,832)
2021	6,212,011	(5,573,220)	20,137,272	30,911,563	985,262	140,403	52,174,500	52,813,291
2020	5,590,381	(4,985,280)	27,815,687	5,953,721	194,200	(94,138)	33,869,470	34,474,571
___________________
(1) Amounts as reported in the “Total” and “Stock Awards” columns of the Summary Compensation table for Dr. Seendripu for each applicable year. The Company does not offer a defined benefit or pension plan to its NEOs and does not pay dividends on its common stock.

(2) The amounts in this column are calculated as the product of: (i) the number of restricted stock units granted to Dr. Seendripu in each year, that remained outstanding and unvested at the end of that year; and (ii) the Company’s closing stock price on the last trading day of the applicable year ($38.19 on December 31, 2020, $75.39 on December 31, 2021, and $33.95 on December 31, 2022).

(3) The amounts in this column are calculated as the product of: (i) the number of restricted stock units granted in prior years that were outstanding and unvested as of the end of the applicable year; and (ii) the year over year change in fair value of such restricted stock units, or the difference between the Company’s closing stock price on the last trading day of the applicable year and the Company’s closing stock price on the last trading day of the immediately preceding year (for 2022, ($41.44), or $33.95 on December 30, 2022 minus $75.39 on December 31, 2021); for 2021, $37.20, or $75.39 on December 31, 2021 minus $38.19 on December 31, 2020; and for 2020, $16.97, or $38.19 on December 31, 2020 minus $21.22 on December 31, 2019).

(4) The amounts in this column are calculated as the product of: (i) the number of restricted stock units granted in the applicable year that also vested during the same year; and (ii) the fair value of such restricted stock units at the vesting date.

(5) The amounts in this column are calculated as the product of (i) the number of restricted stock units granted in prior years that vested during the applicable year; and (ii) the change in fair value from the end of the immediately preceding year to the vesting date in the applicable year, or the difference between the Company’s closing stock price on the vesting date and the Company’s closing stock price on the last trading date of the immediately preceding year (for 2022, the Company’s closing stock price on the vesting date minus $75.39 on December 31, 2021; for 2021, the Company’s closing stock price on the vesting date minus $38.19 on December 31, 2020; and for 2020, the Company’s closing stock price on the vesting date minus $21.22 on December 31, 2019).

Reconciliation of Average Total Compensation to Average Compensation Actually Paid to non-PEO NEOs:
The following table presents a reconciliation of average compensation paid to other NEOs (excluding the PEO) for each year as reported in the summary compensation table, above, to the average compensation actually paid to the other NEOs (excluding the PEO), which was computed in accordance with Item 402(v) of Regulation S-K, as reported in the pay versus performance table, above.

Year	Average Reported Summary Compensation Table Total for non-PEO NEOs ($)(1)	Less: Average Reported Value of Equity Awards per Summary Compensation Table ($)(2)	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding/Unvested at End of Year ($)(3)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)(4)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)(5)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year ($)(6)	Total Average Equity Award Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)=(c)+(d)+(e)+(f)	(h)=(a)+(b)+(g)
2022	3,694,848	(3,293,493)	2,370,414	(5,428,246)	325,480	(1,440,233)	(4,172,585)	(3,771,230)
2021	1,807,960	(1,434,074)	4,182,053	7,359,176	310,425	239,573	12,091,227	12,465,113
2020	2,162,987	(1,872,084)	5,917,388	1,453,539	45,291	57,721	7,473,939	7,764,842
___________________
(1) The amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers, or NEOs, excluding its PEO, Dr. Seendripu, in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – 2022 Summary Compensation Table” above, and the 2021 Summary Compensation Table and the 2020 Summary Compensation Table in the Company’s previously filed proxy statements.

(2) The amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers, or NEOs, excluding its PEO, Dr. Seendripu, in the “Stock Awards” column of the Summary Compensation Table. Refer to “Executive Compensation – 2022 Summary Compensation Table” above, and the 2021 Summary Compensation Table and the 2020 Summary Compensation Table in the Company’s previously filed proxy statements.

(3) The amounts in this column represent the average year-end fair value of equity awards granted in the applicable year and outstanding and unvested at the end of the applicable year of the non-PEO NEOs. The individual non-PEO NEO amounts are calculated as a product of: (i) the number of restricted stock units granted to the NEO in each year, that remained outstanding and unvested at the end of that year; and (ii) the Company’s closing stock price on the last trading day of the applicable year ($38.19 on December 31, 2020, $75.39 on December 31, 2021, and $33.95 on December 31, 2022).

(4) The amounts in this column represent the year-over-year average change in fair value of equity awards granted in prior years that are outstanding and unvested as of the end of each year of the non-PEO NEOs. The individual non-PEO NEO amounts with respect to restricted stock units are calculated as the product of: (i) the number of restricted stock units granted in prior years that were outstanding and unvested as of the end of the applicable year; and (ii) the year over year change in fair value of such restricted stock units, or the difference between the Company’s closing stock price on the last trading day of the applicable year and the Company’s closing stock price on the last trading day of the immediately preceding year (for 2022, ($41.44), or $33.95 on December 30, 2022 minus $75.39 on December 31, 2021); for 2021, $37.20, or $75.39 on December 31, 2021 minus $38.19 on December 31, 2020; and for 2020, $16.97, or $38.19 on December 31, 2020 minus $21.22 on December 31, 2019.) The individual non-PEO NEO amounts with respect to stock options, if any, are calculated as a product of (ii) the number of stock options granted in prior years that were outstanding and unvested as of the end of the year; and (ii) the year over year change in fair value of such restricted stock units, calculated using the Black Scholes value as of the end of the year minus the Black Scholes value as of the end of the immediately preceding year, determined based on the same methodology as used to determine grant date fair value, or the average of the remaining contractual term and the remaining vest term, if any, as of the measurement date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.

(5) The amounts in this column represent the average fair value of equity awards, as of the vesting date, that were granted and vested in the applicable year of the non-PEO NEOs. The individual non-PEO NEO amounts are calculated as the product of: (i) the number of restricted stock units granted in the applicable year that also vested during the same year; and (ii) the fair value of such restricted stock units at the vesting date.

(6) The amounts in this column represent the year-over-year average change in fair value of equity awards granted in prior years that vested during the applicable year of the non-PEO NEOs. The individual non-PEO NEO amounts with respect to restricted stock units are calculated as the product of (i) the number of restricted stock units granted in prior years that vested during the applicable year; and (ii) the change in fair value from the end of the immediately preceding year to the vesting date in the year, or the difference between the Company’s closing stock price on the vesting date and the Company’s closing stock price on the last trading date of the immediately preceding year (for 2022, the Company’s closing stock price on the vesting date minus $75.39 on December 31, 2021; for 2021, the Company’s closing stock price on the vesting date minus $38.19 on December 31, 2020; and for 2020, the Company’s closing stock price on the vesting date minus $21.22 on December 31, 2019). The individual non-PEO NEO amounts with respect to stock options, if any, are calculated as the product of (i) the number of stock options granted in prior years that vested during the year; and (ii) the change in fair value from the end of the immediately preceding year to the vesting date in the year, or the difference between the Black Scholes value on the vesting date and the Black Scholes value on the last trading date of the immediately preceding year, determined based on the same methodology as used to determine grant date fair value, or the average of the remaining contractual term and the remaining vest term, if any, as of the measurement date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.

Financial Performance Measures
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis” above, our executive compensation program incorporates various Company financial performance metrics. Such metrics are used in both our long-term and short-term incentive awards and are selected with the objective of incentivizing our NEOs to increase the long-term value of our enterprise for our shareholders. The most important financial performance measures used to link executive compensation actually paid to the NEOs, for the most recently completed fiscal year, to our financial performance are as follows (listed in no particular order of importance):

•Revenue;
•Non-GAAP earnings per share;
•Percentile rank — relative revenue growth (the Company’s revenue growth as compared to a peer group established by the Compensation Committee);
•Percentile rank — relative non-GAAP TSR (the Company’s TSR as compared to a peer group established by the Compensation Committee); and
•Non-GAAP operating income.

Analysis of Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing, below, the relationships between certain information presented in the Pay versus Performance table, above. We utilize several financial performance measures to align executive compensation with Company financial performance as described in “Executive Compensation – Compensation Discussion and Analysis,” however, not all of those Company measures are presented in the Pay versus Performance table, above, nor in the below graphs. We generally seek to incentivize long-term performance using various performance measures, which may not result in alignment of individual performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K, which incorporates various elements including, but not limited to, changes in value based on the Company’s stock price to the vesting date or during the year) for a particular year.

Compensation Actually Paid and Cumulative TSR

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid
$120,000,000
$60,000,000
$—
$(60,000,000)
$(120,000,000)
Cumulative TSR (Value of Initial $100 investment)
$400
$320
$240
$160
$80
2020
2021
2022
PEO
Average other NEO
MaxLinear TSR
Peer Group TSR

As demonstrated by the graph above, the amount of compensation actually paid to Dr. Seendripu and the average amount of compensation actually paid to our other NEOs as a group (as computed in accordance with Item 402(v) of Regulation S-K) is generally aligned with our cumulative TSR, particularly over the last two of three years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a substantial portion of the compensation actually paid to Dr. Seendripu and to the other NEOs is comprised of performance-based equity awards, including performance-based restricted stock units that vest over four years which we began granting to our NEOs in 2019. As described in the section “Executive Compensation – Compensation Discussion and Analysis,” 75% of total compensation for our PEO and 38% to 72% of total compensation is in the form of performance-based restricted stock or performance-based bonus awards for our other NEOs for the most recently completed year. Our cumulative TSR consistently outperformed the Nasdaq Composite Index during the three years presented in the table, representing the Company’s superior financial performance as compared to the companies comprising the Nasdaq Composite Index peer group. Our cumulative TSR over the three year period presented in the table was 60%, while the cumulative TSR of the peer group presented for this purpose, the Nasdaq Composite Index, was 17% over the three years presented in the table. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Compensation Actually Paid and GAAP Net Income

Compensation Actually Paid vs. GAAP Net Income (Loss)
$120,000,000
$60,000,000
$—
$(60,000,000)
$(120,000,000)
Compensation Actually Paid
$160.0
$80.0
$—
$(80.0)
$(160.0)
GAAP Net Income (Loss) (Millions)
2020
2021
2022
PEO
Average other NEO
GAAP net income

As demonstrated by the graph above, the amount of compensation actually paid to Dr. Seendripu and the average amount of compensation actually paid to our other NEOs as a group (as computed in accordance with Item 402(v) of Regulation S-K) is generally aligned with our GAAP net income (loss) over the three years presented. We do not use GAAP net income (loss) as a financial performance measure in our executive compensation program; however, the measure of GAAP net income (loss) is correlated with the measure non-GAAP operating income, which we use in setting goals for awarding short-term incentive bonuses to our executives, and non-GAAP earnings per share, which we use as a metric in setting achievement levels for growth in our non-GAAP earnings per share relative to that of our peer group underlying the performance-based RSUs awarded to our executives. Refer to the section “Executive Compensation – Compensation Discussion and Analysis,” for further details regarding these performance measures.

Compensation Actually Paid and Revenue

Compensation Actually Paid vs. Revenue
Compensation Actually Paid
$120,000,000
$60,000,000
$—
$(60,000,000)
$(120,000,000)
Revenue (Millions)
$1,200.0
$1,000.0
$800.0
$600.0
$400.0
2020
2021
2022
PEO
Average other NEO
Revenue (millions)

As demonstrated by the above graph, the amount of compensation actually paid to Dr. Seendripu and the average amount of compensation actually paid to our other NEOs as a group (as computed in accordance with Item 402(v) of Regulation S-K) is generally aligned with our revenues over the three years presented. While we use a number of financial and non-financial performance measures for the purpose of evaluating our executives’ performance under our compensation programs, we have selected revenue as the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to company performance. We use revenue when setting goals in our short-term incentive compensation program, as well as for setting achievement levels in our long-term incentive compensation, which includes the percentile rank of our revenue growth relative to that of our peer group that is a metric underlying the performance-based RSUs that are awarded to the NEOs. In particular, the issuance of shares of common stock under our long-term incentive and corporate bonus plans to the NEOs is directly linked to revenue: (1) 60% of performance-based restricted stock units granted to NEOs are based on Company performance in terms of revenue growth relative to that of our peer group; and (2) 50% of bonus awards to NEOs are weighted relative to the revenue metric.

RELATED PERSON TRANSACTIONS
Related Person Transactions
Change in Control Agreements
We have entered into agreements providing termination and change of control benefits to certain of our executive officers as described under the caption “Executive Compensation, Potential Payments Upon Termination or Change of Control” above.
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our directors, executive officers, and certain controlling persons. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.
Policy Concerning Audit Committee Approval of Related Person Transactions
Our board of directors and audit committee has adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP
The following table sets forth information, as of March 21, 2023, concerning, except as indicated by the footnotes below:
•Each person whom we know beneficially owns more than five percent of our common stock;
•Each of our directors and named executive officers; and
•All of our directors and current executive officers as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o MaxLinear, Inc., 5966 La Place Court, Suite 100, Carlsbad, California 92008.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 79,970,637 shares of common stock outstanding on March 21, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and restricted stock units held by that person that are currently exercisable or will become exercisable or vested, as applicable, within 60 days of March 21, 2023, or by May 20, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).
For a description of the stock ownership guidelines applicable to our non-employee directors, please see the section captioned “Corporate Governance and Board of Directors.”
The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Common Stock
	Shares	Percentage (%)
Executive Officers and Directors:
Kishore Seendripu, Ph.D.(1)	4,930,384	6.2%
Steven Litchfield(2)	842,574	*
William G. Torgerson(3)	272,238	*
James Lougheed(4)	130,606	*
W. Kelly Jones(5)	27,918	*
Daniel A. Artusi(6)	27,177	*
Carolyn D. Beaver(7)	38,611	*
Gregory P. Dougherty(8)	40,684	*
Albert J. Moyer(9)	100,988	*
Thomas E. Pardun(10)	112,532	*
Theodore L. Tewksbury, Ph.D.(11)	133,251	*
Tsu-Jae King Liu, Ph.D.(12)	15,970	*
All directors and executive officers as a group (18 people)(13)	8,826,384	11.0%
5% Stockholders:
BlackRock, Inc.(14)	12,541,373	15.7%
The Vanguard Group(15)	9,108,946	11.4%
________________________
(*)    Represents beneficial ownership of less than 1%.

(1)    Common stock includes: (a) 7,800 shares of common stock; (b) 29,278 time-based restricted stock units that are scheduled to vest within sixty days of March 21, 2023; and (c) 1,079,675 shares underlying vested performance-based restricted stock units and time-based restricted stock units for which Dr. Seendripu deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates or a qualifying change of control occurs within that time, each held by Dr. Seendripu. Additional shares of common stock include: 18,920 shares of Common Stock held of record by the Seendripu Relatives Trust dated October 5, 2009 (“Relatives Trust”), 117,340 shares of Common Stock held of record by the Seendripu Family Trust dated October 5, 2009 (“Family Trust”), 500,000 shares of Common Stock held of record by the Kishore V. Seendripu 2022 Annuity Trust A (“2022 Kishore Trust A”), 500,000 shares of Common Stock held of record by the Rekha S. Seendripu 2022 Annuity Trust A (“2022 Rekha Trust A”), 396,526 shares of Common Stock held of record by the IKS Heritage Trust dated July 13, 2020 (“IKS Heritage Trust”), 396,526 shares of Common Stock held of record by the SS Heritage Trust dated July 13, 2020 (“SS Heritage Trust”), 565,161 shares of Common Stock held of record by the Ishan Krishna Seendripu Trust dated October 5, 2009 (“2009 Ishan Trust”), 565,161 shares of Common Stock held of record by the Samira Seendripu Trust dated October 5, 2009 (“2009 Samira Trust”), 285,552 shares of Common Stock held of record by the Kishore V. Seendripu 2022 Annuity Trust B (“2022 Kishore Trust B”), 285,552 shares of Common Stock held of record by the Rekha S. Seendripu 2022 Annuity Trust B (“2022 Rekha Trust B”), and 182,893 shares of Common Stock held of record by The Seendripu Family Fund (“Family Fund”). Kishore V. Seendripu, Ph.D., a member of the Issuer’s board of directors and the Issuer’s chief executive officer, is a trustee of the Relatives Trust, 2022 Kishore Trust A, 2022 Rekha Trust A, 2022 Kishore Trust B, 2022 Rekha Trust B, Family Fund, Ishan Krishna Seendripu Trust and Samira Seendripu Trust. Kishore V. Seendripu, Ph.D., shares voting and dispositive control over the Family Trust, IKS Heritage Trust and SS Heritage Trust.
(2)    Common stock includes: (a) 193,944 shares of common stock; (b) 306,000 shares of common stock subject to options exercisable within 60 days of March 21, 2023; (c) 2,357 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023; and (d) 340,273 shares underlying vested performance-based restricted stock units and time-based restricted stock units for which Mr. Litchfield deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates or a qualifying change of control occurs within that time, each held by Mr. Litchfield.
(3)    Common stock includes: (a) 77,066 shares of common stock; (b) 12,209 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023; and (c) 182,963 shares underlying vested performance-based restricted stock units and time-based restricted stock units for which Mr. Torgerson deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates or a qualifying change of control occurs within that time, each held by Mr. Torgerson.
(4) Common stock includes: (a) 4,760 shares of common stock; (b) 8,105 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023; and (c) 117,741 shares underlying vested performance-based restricted stock units and time-based restricted stock units for which Mr. Lougheed deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates or a qualifying change of control occurs within that time, each held by Mr. Lougheed.
(5)    Common stock includes: (a) 26,941 shares of common stock and (b) 977 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023, each held by Mr. Jones.
(6)    Common stock includes: (a) 14,999 shares of common stock; (b) 5,633 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023; and (c) 6,545 shares underlying vested time-based restricted stock units for which Mr. Artusi deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates within that time, each held by Mr. Artusi.
(7)    Common stock includes: (a) 11,434 shares of common stock and (b) 27,177 shares underlying vested time-based restricted stock units for which Ms. Beaver deferred receipt that could be delivered to her within 60 days of March 21, 2023 if her service with the company terminates within that time, each held by Ms. Beaver.
(8)    Common stock includes: (a) 15,207 shares of common stock; (b) 6,010 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023; and (c) 19,467 shares underlying vested time-based restricted stock units for which Mr. Dougherty deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates within that time, each held by Mr. Dougherty.
(9)    Common stock includes: (a) 60,652 shares of common stock and (b) 40,336 shares underlying vested time-based restricted stock units for which Mr. Moyer deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates within that time, each held by Mr. Moyer.
(10)    Common stock includes: (a) 66,252 shares of common stock and (b) 46,280 shares underlying vested time-based restricted stock units for which Mr. Pardun deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates within that time, each held by Mr. Pardun.
(11)    Common stock includes: (a) 47,567 shares of common stock; (b) 39,404 shares of common stock subject to options exercisable within 60 days of March 21, 2023; and (c) 46,280 shares underlying vested time-based restricted stock units for which Mr. Tewksbury deferred receipt that could be delivered to him within 60 days of March 21, 2023 if his service with the company terminates within that time, each held by Dr. Tewksbury.

(12)    Common stock includes: (a) 8,403 shares of common stock and (b) 7,567 time-based restricted stock units that are scheduled to vest within 60 days of March 21, 2023, each held by Dr. Liu.
(13)    Common stock includes: (a) 6,184,468 shares of common stock; (b) 374,404 shares of common stock subject to options exercisable within 60 days of March 21, 2023; (c) 154,176 time-based restricted stock units that are scheduled to vest within sixty days of March 21, 2023; and (d) 2,113,336 shares underlying vested performance-based restricted stock units and time-based restricted stock units for which the director or executive officer deferred receipt that could be delivered to the director or executive officer within 60 days of March 21, 2023 if the director or executive officer's service with the company terminates or a qualifying change of control occurs within that time, each held of record by the current directors and executive officers.
(14)    Based solely on the most recently available Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023. BlackRock Inc. reported sole voting power over 12,343,912 shares and sole dispositive power over 12,541,373 shares. BlackRock, Inc. is a parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G). The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(15) Based solely on the most recently available Schedule 13G/A filed The Vanguard Group with the SEC on February 9, 2023. The Vanguard Group reported shared voting power over 122,403 shares, sole dispositive power over 8,913,432 shares and shared dispositive power over 195,514 shares. The Vanguard Group is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E). The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

OTHER MATTERS
We know of no other matters to be submitted at the 2023 annual meeting. If any other matters properly come before the 2023 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2023 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Carlsbad, California

April 7, 2023

EXHIBIT A
Proposed Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc.

The proposed Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc. contemplated by Proposal Number 5 is copied below. The full text of the Company’s current Fifth Amended and Restated Certificate of Incorporation was filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2023.
MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is MaxLinear, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

2.This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of MaxLinear, Inc. has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, by the Board of Directors and the stockholders of the Corporation.

3.Section A of Article VIII of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A. Director and Officer Exculpation. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on ____________, 2023.

By: ___________________________
Name: Kishore Seendripu, Ph. D.
Title: President and Chief Executive Officer

Annex A - Reconciliations of Non-GAAP to GAAP financial measures
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures. Non-GAAP financial measures are subject to limitations, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and other one-time expenses that we believe are not indicative of our core operating results. Among other uses, our management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans and to benchmark our performance externally against competitors. In addition, management’s incentive compensation will be determined in part using these non-GAAP measures because we believe non-GAAP measures better reflect our core operating performance.
The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures disclosed in this proxy statement:
Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Our equity incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. Stock-based compensation expense has been and will continue to be a significant recurring expense for MaxLinear. While we include the dilutive impact of equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.
Bonuses under our executive and non-executive bonus programs have been excluded from our non-GAAP net income for all periods reported. Bonus awards under our fiscal 2022 program were settled in shares of our common stock in February 2023.
Expenses incurred in relation to acquisitions include amortization of purchased intangible assets, acquisition and integration costs primarily consisting of professional and consulting fees, and accretion of discount on contingent consideration or deferred purchase price payments to interest expense.
Research and development funded by others represents proceeds received under contracts for jointly funded R&D projects to develop technology that may be commercialized into a product in the future. Initially such proceeds may not yet be recognized in GAAP results if, pursuant to contract terms, the Company may be required to repay all or a portion of the funds provided by the other party under certain conditions. Management believes it is not probable that it will trigger such conditions. Once such conditions have been resolved, the proceeds are recognized in GAAP results, and accordingly, reversed from non-GAAP results.
Impairment losses are related to abandonment of acquired or purchased intangible assets.
Restructuring charges incurred are related to our restructuring plans which eliminate redundancies and primarily include severance and restructuring costs related to impairment of leased right-of-use assets or from exiting certain facilities.
Expenses incurred in relation to our intellectual property and commercial litigation include professional fees incurred.
Income tax benefits and expense adjustments are those that do not affect cash income taxes payable.
Reconciliations of non-GAAP measures for 2022 disclosed in this proxy statement appear below.

MAXLINEAR, INC.
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(in thousands, except per share data)

Year Ended
December 31, 2022
GAAP gross profit	$649,769
Stock-based compensation	735
Performance based equity	569
Amortization of purchased intangible assets	39,288
Non-GAAP gross profit	690,361

GAAP R&D expenses	296,442
Stock-based compensation	(40,635)
Performance based equity	(28,463)
Research and development funded by others	(2,200)
Acquisition and integration costs	—
Non-GAAP R&D expenses	225,144

GAAP SG&A expenses	168,008
Stock-based compensation	(40,335)
Performance based equity	(11,610)
Amortization of purchased intangible assets	(11,955)
Acquisition and integration costs	(8,711)
Non-GAAP SG&A expenses	95,397

GAAP impairment losses	2,811
Impairment losses	(2,811)
Non-GAAP impairment losses	—

GAAP restructuring expenses	2,265
Restructuring charges	(2,265)
Non-GAAP restructuring expenses	—

GAAP income from operations	180,243
Total non-GAAP adjustments	189,577
Non-GAAP income from operations	369,820

GAAP interest and other income (expense), net	(6,045)
Non-recurring interest and other income (expense), net	241
Non-GAAP interest and other income (expense), net	(5,804)

GAAP income before income taxes	174,198
Total non-GAAP adjustments	189,818
Non-GAAP income before income taxes	364,016

GAAP income tax provision	49,158
Adjustment for non-cash tax benefits/expenses	(27,317)
Non-GAAP income tax provision	21,841

GAAP net income	125,040
Total non-GAAP adjustments before income taxes	189,818
Less: total tax adjustments	(27,317)
Non-GAAP net income	$342,175

Shares used in computing non-GAAP basic net income per share	78,039
Shares used in computing non-GAAP diluted net income per share	80,852
Non-GAAP basic net income per share	$4.38
Non-GAAP diluted net income per share	$4.23

MAXLINEAR, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Year Ended
December 31, 2022
GAAP gross profit	58.0%
Stock-based compensation	0.1%
Performance based equity	0.1%
Amortization of purchased intangible assets	3.5%
Non-GAAP gross profit	61.6%

GAAP R&D expenses	26.5%
Stock-based compensation	(3.6)%
Performance based equity	(2.5)%
Research and development funded by others	(0.2)%
Acquisition and integration costs	—%
Non-GAAP R&D expenses	20.1%

GAAP SG&A expenses	15.0%
Stock-based compensation	(3.6)%
Performance based equity	(1.0)%
Amortization of purchased intangible assets	(1.1)%
Acquisition and integration costs	(0.8)%
Non-GAAP SG&A expenses	8.5%

GAAP impairment losses	0.3%
Impairment losses	(0.3)%
Non-GAAP impairment losses	—%

GAAP restructuring expenses	0.2%
Restructuring charges	(0.2)%
Non-GAAP restructuring expenses	(0.2)%

GAAP income from operations	16.1%
Total non-GAAP adjustments	16.9%
Non-GAAP income from operations	33.0%

GAAP interest and other income (expense), net	(0.5)%
Non-recurring interest and other income (expense), net	—%
Non-GAAP interest and other income (expense), net	(0.5)%

GAAP income before income taxes	15.6%
Total non-GAAP adjustments	16.9%
Non-GAAP income before income taxes	32.5%

GAAP income tax provision	4.4%
Adjustment for non-cash tax benefits/expenses	(2.4)%
Non-GAAP income tax provision	2.0%

GAAP net income	11.2%
Total non-GAAP adjustments before income taxes	16.9%
Less: total tax adjustments	(2.4)%
Non-GAAP net income	30.5%

MAXLINEAR

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — You must sign the card for your vote to be counted.

The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class II Directors, each to serve until the 2026 annual meeting of stockholders.

	For	Against	Abstain
01 - Albert J. Moyer	☐	☐	☐
02 - Theodore L. Tewksbury, Ph.D.	☐	☐	☐
03 - Carolyn D. Beaver	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 4 and 5 and FOR every "One Year" on Proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the frequency of future stockholder votes on named executive officer compensation.	☐	☐	☐	☐

6. In their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 5 7 5 5 0 4

03RSBF

Important Notice Regarding the Internet Availability of Proxy Materials for the 2023 Annual Meeting:
The notice, proxy statement and 2022 annual report are available at
www.edocumentview.com/MXL.

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — MaxLinear, Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2023

Kishore V. Seendripu, Ph.D. or Steven Litchfield, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2023 Annual Meeting of Stockholders of MaxLinear, Inc. to be held on May 10, 2023, or at any postponement or adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

FOR THE PROPOSALS ON THE REVERSE SIDE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE CLASS II DIRECTORS LISTED IN PROPOSAL 1 "FOR" THE PROPOSALS IDENTIFIED IN ITEMS 2, 4 AND 5 AND FOR EVERY "ONE YEAR" ON ITEM 3. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: "FOR" THE ELECTION OF THE CLASS II DIRECTORS LISTED IN ITEM 1, "FOR" THE PROPOSAL LISTED IN ITEM 2, "FOR" EVERY "ONE YEAR" ON PROPOSAL 3, "FOR" THE PROPOSAL LISTED IN ITEM 4, "FOR" THE PROPOSAL LISTED IN ITEM 5 AND AS THE PROXY HOLDER MAY DETERMINE IN HIS OR HER DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.**

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF THE CLASS II DIRECTORS LISTED IN ITEM 1, "FOR" THE PROPOSAL LISTED IN ITEM 2, EVERY "ONE YEAR" ON PROPOSAL 3, "FOR" THE PROPOSAL LISTED IN ITEM 4, "FOR" THE PROPOSAL LISTED IN ITEM 5 AND AS THE PROXY HOLDER MAY DETERMINE IN HIS OR HER DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)